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                                                                    EXHIBIT 10.8

Confidential                                                   EXECUTION VERSION

                               PURCHASE AGREEMENT

                                      AMONG

                            INSURANCE HOLDINGS, INC.

                          KEMPER EMPLOYERS GROUP, INC.

                       LUMBERMENS MUTUAL CASUALTY COMPANY

                         EAGLE PACIFIC INSURANCE COMPANY

                                       AND

                         PACIFIC EAGLE INSURANCE COMPANY

                            Dated as of July 14, 2003

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                                TABLE OF CONTENTS

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
ARTICLE I  DEFINITIONS............................................................................       1
         Section 1.1  Definitions.................................................................       1
         Section 1.2  Interpretation..............................................................       9

ARTICLE II  PURCHASE AND SALE.....................................................................      10
         Section 2.1  Purchase and Sale of the Shares.............................................      10
         Section 2.2  Purchase and Sale of Assets.................................................      10

ARTICLE III  PURCHASE PRICE.......................................................................      10
         Section 3.1  Purchase Price..............................................................      10

ARTICLE IV  CLOSING...............................................................................      10
         Section 4.1  Closing Date................................................................      10
         Section 4.2  Payment on the Closing Date.................................................      11
         Section 4.3  Adjustment to Purchase Price................................................      11
         Section 4.4  Determination of the Adjustment Amount......................................      11
         Section 4.5  Buyer's Additional Closing Date Deliveries..................................      12
         Section 4.6  Sellers' Closing Date Deliveries............................................      13
         Section 4.7  Allocation of Purchase Price................................................      14

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE SELLERS..........................................      14
         Section 5.1  Organization of Sellers.....................................................      14
         Section 5.2  Authority...................................................................      15
         Section 5.3  Organization of the Companies...............................................      15
         Section 5.4  Capital Stock...............................................................      16
         Section 5.5  Title to Property...........................................................      16
         Section 5.6  No Conflicts or Violations..................................................      17
         Section 5.7  Financial Statements and Statutory Reports..................................      18
         Section 5.8  Events Subsequent to December 31, 2002......................................      19
         Section 5.9  Subsidiaries................................................................      20
         Section 5.10  Intercompany Liabilities...................................................      20
         Section 5.11  Taxes......................................................................      20
         Section 5.12  Pending Suits and Proceedings..............................................      21
         Section 5.13  Compliance with Laws.......................................................      22
         Section 5.14  Assets of Affiliates Used by PointSure and the Insurance Companies.........      22
         Section 5.15  Licenses and Permits.......................................................      22
         Section 5.16  Reinsurance................................................................      23
         Section 5.17  Reserves...................................................................      23
         Section 5.18  Contracts..................................................................      24
         Section 5.19  Bank, Money Market and Brokerage Accounts..................................      24
         Section 5.20  Intellectual Property......................................................      24
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
         Section 5.21  Insurance Issued by the Insurance Companies................................      25
         Section 5.22  Employee Matters...........................................................      26
         Section 5.23  Employee Benefit Plans.....................................................      26
         Section 5.24  Solvency; No Intent to Hinder, Delay or Defraud Creditors..................      28
         Section 5.25  Environmental Matters......................................................      28
         Section 5.26  No Brokers.................................................................      28
         Section 5.27  No Material Misrepresentations.............................................      29

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF BUYER...............................................      29
         Section 6.1  Organization of Buyer.......................................................      29
         Section 6.2  Authority of Buyer; Conflicts...............................................      29
         Section 6.3  Pending Suits and Proceedings...............................................      30
         Section 6.4  Financing...................................................................      30
         Section 6.5  Investment Intent; Information..............................................      30
         Section 6.6  No Brokers..................................................................      30

ARTICLE VII  ACTION PRIOR TO THE CLOSING DATE.....................................................      30
         Section 7.1  Access to Information.......................................................      30
         Section 7.2  Preserve Accuracy of Representations and Warranties; Notification...........      31
         Section 7.3  Consents of Third Parties; Governmental Approvals...........................      31
         Section 7.4  Operations Prior to the Closing Date........................................      32
         Section 7.5  Intercompany Liabilities....................................................      33
         Section 7.6  [Intentionally Omitted].....................................................      34
         Section 7.7  Pre-Closing Maintenance of Insurance........................................      34
         Section 7.8  Preservation of Certificates of Authority...................................      34
         Section 7.9  Continuation of Eagle Entities..............................................      34
         Section 7.10  Exclusivity................................................................      34
         Section 7.11  California Prepayments.....................................................      34
         Section 7.12  Rating.....................................................................      35
         Section 7.13  Post-Closing Consents......................................................      35
         Section 7.14  Post-Signing Notification of Certain Events................................      35

ARTICLE VIII  ADDITIONAL AGREEMENTS...............................................................      35
         Section 8.1  Tax Matters.................................................................      35
         Section 8.2  Employee and Employee Benefits Matters......................................      39
         Section 8.3  Non-Compete Agreement; Referral of All Renewal Rights.......................      40
         Section 8.4  Non-Solicitation of Employees...............................................      41
         Section 8.5  Non-Solicitation of Mid-Term Policy Cancellations...........................      41
         Section 8.6  Use of Names; Change of Name................................................      41
         Section 8.7  Securities Law Legends......................................................      42
         Section 8.8  Waiver by Sellers...........................................................      42
         Section 8.9  Sellers' Continuing Responsibility..........................................      43
         Section 8.10  Reinsurance Premiums.......................................................      43

ARTICLE IX  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER..........................................      44
         Section 9.1  No Misrepresentation or Breach of Covenants and Warranties..................      44
         Section 9.2  No Restraint; No Litigation.................................................      44
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
         Section 9.3  Governmental Approvals......................................................      44
         Section 9.4  No Material Adverse Change..................................................      45
         Section 9.5  Certificates; Department of Insurance Findings..............................      45
         Section 9.6  Resignation of the Companies' Directors and Officers........................      45
         Section 9.7  Ancillary Agreements........................................................      45
         Section 9.8  Opinion of LMC's Counsel....................................................      45
         Section 9.9  Third Party Consents Approvals; Assignment of Leases........................      46
         Section 9.10  Receipt of Releases........................................................      46
         Section 9.11  Rating.....................................................................      46
         Section 9.12  Decision to Close Notwithstanding Supplemental Disclosure..................      46

ARTICLE X  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS.....................................      47
         Section 10.1  No Misrepresentation or Breach of Covenants and Warranties.................      47
         Section 10.2  No Restraint...............................................................      47
         Section 10.3  Governmental Approvals.....................................................      47
         Section 10.4  Decision to Close Notwithstanding Supplemental Disclosure..................      48

ARTICLE XI  INDEMNIFICATION.......................................................................      48
         Section 11.1  Indemnification by the Sellers.............................................      48
         Section 11.2  Indemnification by Buyer...................................................      49
         Section 11.3  Notice of Claims...........................................................      50
         Section 11.4  Determination of Amount....................................................      50
         Section 11.5  Third Person Claims........................................................      51
         Section 11.6  Limitations................................................................      52
         Section 11.7  Mitigation.................................................................      53
         Section 11.8  Recoupment under Escrow Agreement..........................................      53
         Section 11.9  Post-Closing Transfer of Assets............................................      53

ARTICLE XII  TERMINATION..........................................................................      53
         Section 12.1  Termination................................................................      53
         Section 12.2  Notice of Termination......................................................      55
         Section 12.3  Effect of Termination......................................................      55
         Section 12.4  Specific Performance.......................................................      55

ARTICLE XIII  GENERAL PROVISIONS..................................................................      55
         Section 13.1  Survival of Representations and Warranties, Covenants and Agreements.......      55
         Section 13.2  Confidential Nature of Information.........................................      55
         Section 13.3  No Public Announcement.....................................................      56
         Section 13.4  Notices....................................................................      56
         Section 13.5  Successors and Assigns.....................................................      57
         Section 13.6  Access to Records after Closing............................................      58
         Section 13.7  Entire Agreement; Amendments...............................................      58
         Section 13.8  Schedules..................................................................      58
         Section 13.9  Waivers....................................................................      59
         Section 13.10  Expenses..................................................................      59
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
         Section 13.11  Partial Invalidity........................................................      59
         Section 13.12  Execution in Counterparts.................................................      59
         Section 13.13  Further Assurances........................................................      59
         Section 13.14  Disclaimer of Warranties..................................................      60
         Section 13.15  Governing Law; Submission to Jurisdiction.................................      60
         Section 13.16  LMC Deriving Substantial Economic Benefit.................................      60

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

                                    EXHIBITS

Exhibit A           Escrow Agreement
Exhibit B           Adverse Development Excess of Loss Reinsurance Agreement
Exhibit C           Reinsurance Trust Agreement
Exhibit D           Commutation Agreement
Exhibit E           Administrative Services Agreement
Exhibit F           Administrative Services Agreement
Exhibit G           Claims Services Agreement
Exhibit H           Claims Services Agreement
Exhibit I           Profit Share Letter

                                     ANNEXES

Annex A             Eagle Entities Transferred Assets
Annex B             LMC Transferred Assets
Annex C             Allocation of Purchase Price
Annex D             Certain Agreements to Remain in Effect
Annex E             LMC Agent Policies
Annex F             Form of Opinion of Counsel
Annex G             Managers to Enter into Management Agreement

                                    SCHEDULES

Schedule 5.3(a)     KEIC Organization
Schedule 5.3(b)     PointSure Organization
Schedule 5.6        Consents and Approvals (Sellers)
Schedule 5.7        Financial Statements
Schedule 5.7(d)     Liabilities
Schedule 5.8        Non-Ordinary Course Conduct
Schedule 5.9        Subsidiaries
Schedule 5.10       Intercompany Liabilities
Schedule 5.11       Taxes
Schedule 5.12       Litigation
Schedule 5.13       Compliance with Laws
Schedule 5.14       Affiliate Assets and Services
Schedule 5.15       Licenses and Permits
Schedule 5.16(a)    Reinsurance Agreements
Schedule 5.16(b)    Reinsurance Slips
Schedule 5.18       Contracts
Schedule 5.19       Bank, Money Market and Brokerage Accounts

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
Schedule 5.20       Intellectual Property
Schedule 5.21       Insurance Policies
Schedule 5.23(a)    Employee Benefit Plans
Schedule 5.23(g)    Employee Welfare Benefit Plans
Schedule 5.25       Environmental Matters
Schedule 6.2        Consents and Approvals (Buyer)
Schedule 7.4        Exceptions to Ordinary Course Covenant
Schedule 8.2(a)     LMC Employees
Schedule 8.3        Exceptions to Non-Compete Covenant

                               PURCHASE AGREEMENT

            PURCHASE AGREEMENT (this "Agreement"), dated as of July 14, 2003, by and among Insurance Holdings, Inc., a Delaware corporation ("Buyer"), Kemper Employers Group, Inc., a Washington corporation ("KEG"), Lumbermens Mutual Casualty Company, an Illinois domiciled mutual insurance company ("LMC"), Eagle Pacific Insurance Company, a Washington domiciled insurance company ("Eagle Pacific"), and Pacific Eagle Insurance Company, a California domiciled insurance company ("Pacific Eagle" and, together with KEG, LMC and Eagle Pacific, the "Sellers").

                             PRELIMINARY STATEMENT:

            WHEREAS, KEG is the owner, beneficially and of record of 100% of the issued and outstanding capital stock of each of PointSure Insurance Services, Inc. a Washington corporation ("PointSure") and Kemper Employers Insurance Company, an Illinois domiciled insurance company ("KEIC" and, together with PointSure, the "Companies");

            WHEREAS, KEG desires to sell, and Buyer desires to purchase, 100% of the issued and outstanding capital stock of each of the Companies (the "Shares");

            WHEREAS, LMC and the Eagle Entities (as defined below) desire to sell, and Buyer desires to purchase, certain other assets;

            WHEREAS, the parties hereto are sophisticated and have entered into this Agreement on an arms-length basis; and

            WHEREAS, each of the Sellers has determined that the transactions contemplated by this Agreement and the Ancillary Agreements are in their respective best interests.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      SECTION 1.1 DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

            "ACCOUNTING FIRM" has the meaning specified in Section 4.4(b).

            "ADJUSTMENT AMOUNT" has the meaning specified in Section 4.3.

            "ADJUSTMENT REPORT" has the meaning specified in Section 4.4(a).

            "ADJUSTMENT REPORT FINALIZATION DATE" means the date which is 45 days after the date on which the Adjustment Report is delivered by LMC to Buyer; provided, however, that if Buyer or Buyer's Accountant delivers a notice of exception within such 45-day period, and if any change to the Adjustment Report is agreed to by Buyer and LMC in accordance with Section 4.4, then the date on which Buyer and LMC agree in writing to such change shall be the Adjustment Report Finalization Date; and, provided, further, that if any dispute with respect to the Adjustment Report is resolved in accordance with Section 4.4, then the date on which the Accounting Firm delivers its decision with respect to such dispute shall be the Adjustment Report Finalization Date.

            "ADMINISTRATIVE AUTHORITY" means any foreign, federal, state, local or other governmental authority or regulatory body or stock exchange or listing authority.

            "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

            "AGENT POLICIES" means all policies, including all endorsements thereto, whether written prior to or following the date hereof, which either:
(a) provide USL&H Business coverage and are produced by independent agents on behalf of the Eagle Entities, or (b) as listed under the heading "Agent Policies" on Annex E attached hereto, are those USL&H Business policies which are marketed, underwritten, issued and administered by LMC or any of its Affiliates (other than the Companies) and were written on the paper of LMC or any of its Affiliates (other than the Companies).

            "AGREED ACCOUNTING PRINCIPLES" means SAP, applied on a basis consistent with the most recent Financial Statements of KEIC prepared in accordance with SAP that are set forth in Schedule 5.7; it being agreed and understood that, for avoidance of doubt, in all events SAP has been, and shall be, calculated without application of any discount to KEIC's projected loss reserves.

            "ANCILLARY AGREEMENTS" means the following documents, the forms of which are contemplated to be negotiated during the Post-Signing Due Diligence Period and which will be executed at or prior to closing by LMC, KEIC and/or Buyer in connection herewith: a Commutation Agreement, an Adverse Development Excess of Loss Reinsurance Agreement, a Reinsurance Trust Agreement to which KEIC will be beneficiary, one or more Administrative Services Agreements (such number to be determined by the parties during the Post-Signing Due Diligence Period), one or more Claims Services Agreements (such number to be determined by the parties during the Post-Signing Due Diligence Period), any side letter entered into among the parties with respect to the matters set forth in Section 7.12, the Profit Share Letter and an Escrow Agreement.

            "ASSUMED LIABILITIES" means (i) all liabilities and obligations first arising after the Closing Date under any contracts or agreements set forth on either Annex A or Annex B attached hereto (other than any liability or obligation which arises from or relates to a pre-Closing breach or violation of any of the terms or conditions of any such contract or agreement) and (ii) all intercompany liabilities or obligations of PointSure that are not paid or satisfied

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pursuant to the final clause of Section 7.5 to the extent such liabilities and obligations are taken into account in calculating the PointSure Book Value.

            "BUYER" has the meaning specified in the first paragraph of this Agreement.

            "BUYER GROUP MEMBER" means Buyer, and its Affiliates (as determined after the Closing), and their respective directors, officers, employees, and their respective successors and assigns.

            "BUYER'S ACCOUNTANT" has the meaning specified in Section 4.4(b).

            "CALIFORNIA PREPAYMENTS" means those estimated refunds resulting from prepayments made by LMC on behalf of KEIC to the California Insurance Guaranty Association in the aggregate estimated amount as of the date of this Agreement of $703,667 and the State of California Department of Industrial Relations (User Funding Assessment and Fraud Surcharge) in the aggregate estimated amount as of the date of this Agreement of $118,394.

            "CASH CONSIDERATION" has the meaning specified in Section 3.1.

            "CLAIM NOTICE" has the meaning specified in Section 11.3.

            "CLOSING" means the closing of the transfer of the Shares and the Transferred Assets from the Sellers to Buyer in exchange for the Preliminary Purchase Price.

            "CLOSING DATE" has the meaning specified in Section 4.1.

            "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMPANIES" has the meaning set forth in the preliminary statement of this Agreement.

            "COMPANIES BOOK VALUE" means: (i) the sum of (A) the KEIC Book Value plus (B) the PointSure Book Value; minus (ii) the aggregate accruals of the Sellers as of the Closing Date with respect to vacation benefits for all Transferred Employees.

            "CONFIDENTIALITY AGREEMENT" means that certain letter agreement dated February 7, 2003 between LMC and Buyer.

            "EAGLE ENTITIES" means Eagle Pacific and Pacific Eagle.

            "EAGLE ENTITIES EXCLUDED ASSETS" means all right, title and interest of either or both Eagle Entities in, to and under any assets that do not constitute Eagle Entities Transferred Assets, including (i) all cash, cash equivalents, accounts receivable and notes receivable of either or both of the Eagle Entities and any other investment assets comprising the Investment Portfolio of either of the Eagle Entities, (ii) all policies or contracts pursuant to which either of the Eagle

                                       3
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Entities has agreed or committed to insure, reinsure or otherwise be responsible for any liabilities or obligations of any other Person, (iii) all amounts recoverable by either Eagle Entity pursuant to any reinsurance agreement to which it is a party, (iv) all assets associated with any Employee Benefit Plan,
(v) all goodwill associated with the Eagle Entities and their businesses, and
(vi) all rights under any contracts that are not Assumed Liabilities.

            "EAGLE ENTITIES TRANSFERRED ASSETS" means all right, title and interest of either or both of the Eagle Entities in, to and under:

            (i) all contracts and agreements (including real estate leases) listed under the heading "Contracts" on Annex A attached hereto;

            (ii) all rights that any of the Sellers or their Affiliates has to service, continue and renew, from and after the Closing Date, any of the Agent Policies listed under the heading "Agent Policies" on Annex E attached hereto or any other insurance policy then in effect that was written by or on behalf of the Eagle entities, including (x) all of such Eagle Entity's rights to issue and underwrite such Agent Policies and other policies, (y) renewal data relating to such Agent Policies and other policies, and (z) the right to copy all books, records and files of such Eagle Entity that relate to the continued administration and renewal or replacement of such Agent Policies and other policies (including all computerized data records and all other records and files regardless of the media in or on which such data, records or files are maintained);

            (iii) all machinery, equipment, furniture, fixtures, furnishings and vehicles set forth under the heading "Tangible Assets" on Annex A attached hereto;

            (iv) all Intellectual Property set forth under the heading "Intellectual Property" on Annex A attached hereto, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof (including the right to sue and recover for past infringements or misappropriations thereof), and rights to protection of interests therein under the laws of all jurisdictions; and

            (v) the right to copy all customers', brokers' and agents' lists, billing records, sales and promotional literature, manuals and customer, broker and agent files, telephone numbers, invoices and correspondence held by the Eagle Entities.

            "EMPLOYEE BENEFIT PLAN" means each employee benefit plan (as such term is defined in ERISA Section 3(3)) and each other material employee benefit plan, program or arrangement (a) that any Seller or any of the Companies sponsor or maintain, (b) to which any Seller or any of the Companies contribute or have any obligation to contribute, or (c) with respect to which any Seller or any of the Companies have any liability or obligation.

            "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

            "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

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

            "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, option or right of first refusal, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

            "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, whenever in effect, in each case concerning public health and safety, worker health and safety, or pollution or protection of the environment.

            "ENVIRONMENTAL LIABILITIES" shall mean any violations of, or liabilities (contingent or otherwise and including liability for response costs, personal injury, property damage or natural resource damage) or investigatory, corrective or remedial obligations arising under, Environmental and Safety Requirements.

            "ERISA" means the Employee Retirement Income Security Act of 1974.

            "ERISA AFFILIATE" means any entity (whether or not incorporated) treated as a single employer with any Seller or any of the Companies pursuant to Code Section 414.

            "ESCROW AGREEMENT" has the meaning specified in Section 3.1.

            "ESCROW AMOUNT" has the meaning specified in Section 3.1.

            "ESTIMATED BOOK VALUE" means LMC's reasonable, good faith estimate of the Companies Book Value, as determined within five (5) business days prior to the Closing Date and approved by Buyer in its reasonable, good faith discretion.

            "EXCLUDED LIABILITIES" means (i) with respect to Sellers and their Affiliates other than the Companies, any and all liabilities or obligations of the Sellers or such Affiliates other than the Assumed Liabilities and (ii) with respect to the Companies, any and all liabilities or obligations of either of the Companies, regardless of whether imposed directly or indirectly upon either of the Companies, other than any liabilities or obligations taken into account in calculating the Companies Book Value and then only to the extent so included in such calculation as finally determined.

            "EXCLUDED TAXES" has the meaning set forth in Section 8.1(b).

            "EXISTING REINSURANCE AGREEMENT" has the meaning set forth in
Section 5.16.

            "EXPENSES" means any and all reasonable out-of-pocket expenses actually incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

            "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

            "FINAL DETERMINATION" has the meaning set forth in Section 8.1(g).

            "FINANCIAL STATEMENTS" has the meaning specified in Section 5.7(a).

            "INDEMNIFIED PARTY" has the meaning specified in Section 11.3.

            "INDEMNITOR" has the meaning specified in Section 11.3.

            "INSURANCE COMPANIES" means Eagle Pacific, Pacific Eagle and KEIC.

            "INTELLECTUAL PROPERTY" means databases, computer software programs, Internet applications, Internet domain names, object code and source code (and related documentation), copyrights, patents, trademarks, trade names, service marks, trade secrets and inventions and all other intellectual property (and all registrations and applications with respect thereto).

            "INVESTMENT PORTFOLIO" means the portfolio of investment assets of any Insurance Company, which (for avoidance of doubt) shall not include any tangible assets.

            "KEIC BOOK VALUE" means an amount equal to the book value of KEIC as of the close of business on the day prior to the Closing Date, calculated in accordance with the Agreed Accounting Principles, before giving effect to the transactions contemplated by the Commutation Agreement, and increased by the aggregate amount of the California Prepayments transferred by LMC to KEIC pursuant to Section 7.11 regardless of whether such prepayments would otherwise be included in calculating book value in accordance with SAP.

            "KNOWLEDGE OF BUYER" means, as to a particular matter, the actual knowledge after reasonable investigation of any of the following persons: Peter Chung or Scott Carter.

            "KNOWLEDGE OF SELLERS" means, as to a particular matter, the actual knowledge after reasonable investigation of any of the following persons:
William Hickey, Dennis Brand, Fred Kist, Richard Miranti, John Pasqualetto or D. Drue Wax.

            "LMC EMPLOYEES" has the meaning specified in Section 8.2(a).

            "LMC TRANSFERRED ASSETS" means all of LMC's right, title and interest in and to the tangible and intangible assets set forth on Annex B attached hereto.

            "LOSSES" means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges; provided that Losses shall not include consequential damages, lost profits or punitive damages (other than any such damages recovered against any of the Companies or any other Buyer Group Member by a third party).

            "MATERIAL ADVERSE CHANGE" means a change, event or occurrence that has given or is reasonably expected to give rise to a Material Adverse Effect.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect which has not been cured on (i) the liabilities of the Companies, (ii) the assets, results of operations, condition

(financial or otherwise) or business prospects of the Insurance Companies, taken as a whole, (iii) the ability of the Sellers to consummate timely the transactions contemplated hereby, or (iv) the ability of the Sellers to perform any of their obligations hereunder with respect to the period following the Closing (in each case, regardless of whether Buyer has knowledge of such effect), including, for avoidance of doubt, (w) any issuance of a corrective order issued with respect to any of the Insurance Companies, (x) any change in applicable law or SAP applicable to any of the Insurance Companies, (y) the inability or any material limitation of KEIC to write new or renewal business or reinsurance business or the loss by any of the Insurance Companies of its insurance license or Certificate of Authority and (z) the appointment of any conservator, receiver or liquidator for LMC or any of its Affiliates or any material portion of their respective assets (or any similar action taken or asserted by any Administrative Authority with the purpose or intent for such Administrative Authority or its designee to acquire control over LMC or any of its Affiliates or any material portion of their respective assets), but excluding changes resulting solely from (1) generally applicable economic conditions that do not disproportionately affect the Insurance Companies or their industry generally and have not resulted from any act of war or terrorism,
(2) the inability or any limitation on the ability of any of the Sellers or their Affiliates (other than KEIC) to write new or renewal insurance or reinsurance business, (3) any downgrade or potential downgrade of the financial strength or claims paying rating of the Sellers or KEIC but only in the event that such downgrade or potential downgrade does not affect the ability of Sellers or the Insurance Companies to consummate any of the transactions contemplated by this Agreement (including the establishment or funding of any of the reinsurance trusts contemplated by the Ancillary Agreements), or (4) the issuance of any corrective order issued prior to the date of this Agreement with respect to the Sellers or their Affiliates (other than the Insurance Companies), a true and complete copy of which has been disclosed to Buyer.

            "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section
3(37).

            "NON-COMPETE PERIOD" has the meaning set forth in Section 8.3.

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "PERSON" means any individual, corporation, insurance company, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Administrative Authority.

            "POINTSURE BOOK VALUE" means an amount equal to the book value of PointSure as of the close of business on the day prior to the Closing Date determined in accordance with generally accepted accounting principles (and, to the extent consistent with generally accepted accounting principles, consistent with the most recent Financial Statements of PointSure that are set forth in
Schedule 5.7).

            "POINTSURE PROMISSORY NOTE" means the Installment Promissory Note, dated March 31, 2002, issued by PointSure in favor of Eagle Pacific in the original principal amount of $1,952,834.67.

            "POLICIES" has the meaning set forth in Section 5.21(a).

            "POST-SIGNING DOCUMENTS" means each Ancillary Agreement and all other Exhibits, Annexes or Schedules to be attached to, and forming a part of, this Agreement.

            "POST-SIGNING DUE DILIGENCE PERIOD" means the period commencing on the date of this Agreement and terminating at 11:59 p.m. Pacific Time on July 28, 2003.

            "PRELIMINARY PURCHASE PRICE" shall mean (i) the Estimated Book Value, plus (ii) $4.0 Million dollars, minus (iii) the Escrow Amount.

            "PROFIT SHARE LETTER" has the meaning specified in Section 8.5.

            "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

            "PURCHASE PRICE" has the meaning specified in Section 3.1.

            "REINSURANCE AGREEMENTS" means the Adverse Development Excess of Loss Reinsurance Agreement and the Reinsurance Trust Agreement to which KEIC will be beneficiary.

            "REINSURANCE PREMIUM OBLIGATION" has the meaning specified in
Section 8.10.

            "REQUIRED CLOSING CONSENT" means, of the consents listed on Schedule 5.6, each consent that is further designated thereon as a "Required Closing Consent".

            "RESERVE LIABILITY" has the meaning set forth in Section 5.17.

            "SAP" means the statutory accounting principles prescribed or permitted by the Illinois Department of Insurance in effect from time to time.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SELLER GROUP MEMBER" means each of the Sellers, and their Affiliates (as determined after the Closing), and their respective directors, officers, employees, and their respective successors and assigns.

            "SHARES" has the meaning set forth in the preliminary statement of this Agreement.

            "SOLVENT" means, with respect to any Person, that (i) the fair market value of the assets of such Person is, on the date of determination, greater than the total amount of the debts and liabilities of such Person as of such date, (ii) such Person is able to pay all of its liabilities as and when such liabilities mature, and (iii) such Person has not incurred nor does it plan to incur debts beyond its ability to pay any such debts as they mature, it being understood that, in the case of each of clauses (i) - (iii) above, the debts and liabilities of such Person shall be determined in accordance with SAP.

            "SURPLUS NOTES" means the surplus notes in the aggregate amount of $700 million issued by LMC as follows: (i) $400 million aggregate principal amount of 9.15% Surplus Notes due July 1, 2026; (ii) $200 million aggregate principal amount of 8.30% Surplus Notes due December 1, 2037; and (iii) $100 million aggregate principal amount of 8.45% Surplus Notes due December 1, 2097.

            "TAX" (and with the correlative meaning; Taxes) means any direct or indirect federal, state, local or foreign taxes, charges, fees, levies or other assessments, including any net income taxes or franchise tax based on net income, any alternative or add on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, profit, license, payroll, employment, withholding, excise, property or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, credit, charge, penalty, addition to tax or additional amount imposed, whether disputed or not.

            "TAX AUTHORITY" means the Internal Revenue Service and any other domestic or foreign government body responsible for the administration of any Tax.

            "TAX LOSS" has the meaning set forth in Section 8.1(a).

            "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules) including any information return, claim for refund, amended return or declaration of estimated tax.

            "TERMINATION DATE" has the meaning set forth in Section 12.1(e).

            "THIRD PARTY CLAIM" has the meaning set forth in Section 11.5.

            "TITLE IV PLANS" has the meaning set forth in Section 5.23(h).

            "TRANSFERRED ASSETS" means the LMC Transferred Assets and the Eagle Entities Transferred Assets.

            "TRANSFERRED EMPLOYEES" has the meaning specified in Section 8.2(a).

            "USL&H BUSINESS" has the meaning set forth in Section 8.3.

      SECTION 1.2 INTERPRETATION. For purposes of this Agreement, (i) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation," and (ii) the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Annexes, Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Annexes, Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Annexes, Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance, such that if any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first such representation, warranty or covenant.

                                   ARTICLE II

                                PURCHASE AND SALE

      SECTION 2.1 PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, KEG shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from KEG, the Shares.

      SECTION 2.2 PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (a) LMC shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from LMC, all of LMC's right, title and interest in the LMC Transferred Assets, and (b) the Eagle Entities shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from the Eagle Entities, all of the Eagle Entities' rights, title and interests in the Eagle Entities Transferred Assets.

                                  ARTICLE III

                                 PURCHASE PRICE

      SECTION 3.1 PURCHASE PRICE. The aggregate purchase price for the Transferred Assets and the Shares shall be equal to the Companies Book Value plus $4.0 million dollars (the "Purchase Price"), of which (a) $4.0 million will be placed into escrow (the "Escrow Amount") and distributed in accordance with the terms and conditions of an escrow agreement having the terms set forth on Exhibit A in the form to be attached hereto prior to the expiration of the Post-Signing Due Diligence Period (the "Escrow Agreement") and (b) the remainder will be payable in cash (the "Cash Consideration"). The Purchase Price shall be calculated and paid pursuant to Article IV. The Escrow Amount will be available on a non-exclusive basis to satisfy any amounts owed by Sellers to Buyer under this Agreement or any Ancillary Agreement in accordance with the terms of the Escrow Agreement and Section 11.8.

                                   ARTICLE IV

                                     CLOSING

      SECTION 4.1 CLOSING DATE. The Closing shall be consummated on a date and at a time agreed upon by Buyer and LMC, but in no event later than the second business day after the date on which the conditions set forth in Articles IX and X have been satisfied or waived, at the offices of LMC, One Kemper Drive, Long Grove, Illinois, or at such other time and place as shall be agreed upon by Buyer and LMC. The date on which the Closing is actually held is referred to herein as the "Closing Date" and the Closing shall be deemed to have occurred as of 12:01 a.m., Pacific Time, on the Closing Date. LMC shall deliver to Buyer within five (5) business days prior to the Closing Date financial statements prepared by Sellers setting forth the Estimated Book Value.

      SECTION 4.2 PAYMENT ON THE CLOSING DATE. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing, Buyer shall pay to LMC, for itself and on KEG's and the Eagle Entities' behalf, an amount equal to the Preliminary Purchase Price by wire transfer of immediately available funds to the bank account specified by LMC, and shall pay the Escrow Amount to the escrow agent (as set forth in the Escrow Agreement) by wire transfer of immediately available funds.

      SECTION 4.3 ADJUSTMENT TO PURCHASE PRICE. The Purchase Price shall be (i) reduced from the sum of the Preliminary Purchase Price plus the Escrow Amount in the event and to the extent that Companies Book Value is less than the Estimated Book Value and (ii) increased from the sum of the Preliminary Purchase Price plus the Escrow Amount in the event and to the extent that Companies Book Value is greater than the Estimated Book Value (the amount of any deduction from, or increase in, the sum of the Preliminary Purchase Price plus the Escrow Amount being referred to herein as the "Adjustment Amount" and the Preliminary Purchase Price plus or minus such Adjustment Amount, as applicable, constituting the Cash Consideration).

      SECTION 4.4 DETERMINATION OF THE ADJUSTMENT AMOUNT.

            (a) On or before the 60th day following the Closing Date, LMC shall prepare and deliver to Buyer a report (the "Adjustment Report") setting forth (i) the Companies Book Value as of the Closing Date and the Adjustment Amount, if any, and (ii) LMC's computation of each such item (together with the supporting work papers).

            (b) Buyer and/or a firm of independent public accountants designated by Buyer ("Buyer's Accountant") will be entitled to reasonable access during normal business hours to the relevant records and working papers of LMC and its accountants to aid in their review of the Adjustment Report. The Adjustment Report will be deemed to be accepted by and shall be conclusive for purposes of determining the Adjustment Amount, except to the extent, if any, that Buyer or Buyer's Accountant shall have delivered within 45 days after the date on which the Adjustment Report is delivered to Buyer, a written notice to LMC stating each and every item to which the Buyer takes exception, specifying in reasonable detail the nature and extent of any such exception. If a change proposed by Buyer is disputed by LMC, then LMC and Buyer shall negotiate in good faith to resolve such dispute. If, after a period of 20 days following the date on which Buyer gives LMC notice of any such proposed change, any such proposed change still remains disputed, then Ernst & Young or such other independent firm of public accountants of nationally-recognized standing mutually selected by Buyer and LMC (the "Accounting Firm") shall resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Buyer and LMC, and not by independent review, only those issues still in dispute with respect to the Adjustment Amount. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this section. All of the fees and expenses of the Accounting Firm shall be equally paid by Buyer, on the one hand, and LMC, on the other hand.

            (c) The Adjustment Amount, if any, shall be paid within 15 days following the applicable Adjustment Report Finalization Date. Any Adjustment Amount shall be paid as follows:

                  (i) if the Adjustment Amount results in a reduction from the
            Preliminary Purchase Price, an amount in cash equal to the Adjustment Amount shall be paid by LMC by wire transfer of immediately available funds to an account specified in writing to LMC by Buyer; and

                  (ii) if the Adjustment Amount results in an increase to the
            Preliminary Purchase Price, an amount in cash equal to the Adjustment Amount shall be paid by Buyer by wire transfer of immediately available funds to an account or accounts specified in writing to Buyer by LMC.

                  (iii) Any payment required to be made pursuant to this Section
            4.4(c) shall be made together with interest thereon from the Closing Date to the date of payment at the rate of interest per annum equal to the prime rate in effect on the Closing Date as reported in The Wall Street Journal.

      SECTION 4.5 BUYER'S ADDITIONAL CLOSING DATE DELIVERIES. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing Buyer shall deliver to the Sellers all of the following:

            (a) Copies of Buyer's Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

            (b) Certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

            (c) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to LMC, as to (i) no amendments to the Certificate of Incorporation of Buyer since the date of the certificate specified in clause (a) above; (ii) the By-Laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, any Ancillary Agreement to which Buyer is a party and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Ancillary Agreement to which Buyer is a party;

            (d) Buyer's signature pages to any Ancillary Agreements to which it is a party; and

            (e) The certificate contemplated by Section 10.1, duly executed by a duly authorized officer of Buyer.

      SECTION 4.6 SELLERS' CLOSING DATE DELIVERIES. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing, the Sellers shall deliver to Buyer all of the following:

            (a) Stock certificates representing all of the Shares, duly executed in blank or accompanied by duly executed instruments of transfer, and any other documents that are necessary to transfer to Buyer good and marketable title to all of the Shares;

            (b) The minute books and stock transfer books of each of the Companies;

            (c) Copies of the Articles of Incorporation of the Sellers and each of the Companies certified as of a recent date by the Secretary of State or other appropriate Administrative Authority of their respective jurisdictions of organization;

            (d) Certificates of good standing of the Sellers and each of the Companies issued as of a recent date by the respective jurisdictions of each state;

            (e) Certificate of the secretary or an assistant secretary of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Articles of Incorporation of such Seller since the date specified in clause (c) above;
      (ii) the By-Laws of such Seller; (iii) the resolutions of the Board of Directors of such Seller authorizing the execution and performance of this Agreement, any Ancillary Agreement to which such Seller is a party and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of such Seller executing this Agreement and any Ancillary Agreement to which such Seller is a party;

            (f) All consents, waivers or approvals obtained by each of the Companies with respect to the consummation of the transactions contemplated by this Agreement;

            (g) The certificate contemplated by Section 9.1, duly executed by a duly authorized officer of each of the Sellers;

            (h) An Adverse Development Excess of Loss Reinsurance Agreement, in the form to be attached hereto as Exhibit B prior to the expiration of the Post-Signing Due Diligence Period, duly executed by LMC and KEIC;

            (i) A Reinsurance Trust Agreement, in the form to be attached hereto as Exhibit C prior to the expiration of the Post-Signing Due Diligence Period, to secure certain reinsurance recoverables, duly executed by LMC and KEIC;

            (j) A Commutation Agreement, in the form to be attached hereto as Exhibit D prior to the expiration of the Post-Signing Due Diligence Period, duly executed by LMC and KEIC;

            (k) An Administrative Services Agreement, in the form to be attached hereto as Exhibit E prior to the expiration of the Post-Signing Due Diligence Period, duly executed by the Eagle Entities, LMC and KEIC;

            (l) If applicable, each additional Administrative Services Agreement, in the forms to be attached hereto as Exhibit F prior to the expiration of the Post-Signing Due Diligence Period, duly executed by such Sellers and Companies as may be party thereto;

            (m) A Claims Services Agreement, in the form to be attached hereto as Exhibit G prior to the expiration of the Post-Signing Due Diligence Period, duly executed by the Eagle Entities and KEIC;

            (n) If applicable, each additional Claims Services Agreement, in the forms to be attached hereto as Exhibit H prior to the expiration of the Post-Signing Due Diligence Period, duly executed by such Sellers and Companies as may be party thereto;

            (o) The Escrow Agreement duly executed by the Sellers that are a party thereto;

            (p) Signature pages of Sellers and the Companies to any other Ancillary Agreements to which any of the Sellers and the Companies is a party; and

            (q) An assignment and bill of sale, and such other instruments of sale, transfer and conveyance, including all intellectual property assignments, as Buyer and its counsel may reasonably request to evidence the sale, transfer and conveyance of the Transferred Assets.

      SECTION 4.7 ALLOCATION OF PURCHASE PRICE. The allocation of the Purchase Price between the Shares and the Transferred Assets (and also among the Transferred Assets themselves) shall be allocated among those general categories set forth on Annex C attached hereto (which Annex C shall be mutually agreed upon by Buyer and the Sellers prior to the Closing), which allocation shall be binding upon all of the parties hereto. All parties hereto shall report and file all Tax Returns for all purposes consistent with such allocation. No party hereto shall take any position which is inconsistent with such allocation.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

            As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers jointly and severally represent and warrant to Buyer that the statements contained in this
Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, in each case except as set forth on the final set of Disclosure Schedules, and agree as follows:

      SECTION 5.1 ORGANIZATION OF SELLERS.

            (a) LMC is a mutual insurance company duly organized, validly existing and in good standing under the laws of Illinois, and has all requisite power and authority and has taken all requisite action necessary to execute and deliver this Agreement and (at or prior to the Closing) each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, to own, hold, sell and transfer the Transferred Assets and to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements to which LMC is a party.

            (b) KEG is a corporation duly organized, validly existing and in good standing under the laws of Washington, and has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and (at or prior to the Closing) each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, to own, hold, sell and transfer the Shares and to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements to which KEG is a party.

            (c) Eagle Pacific is an insurance company duly organized, validly existing and in good standing under the laws of Washington, and has all requisite power and authority and has taken all requisite action necessary to execute and deliver this Agreement and (at or prior to the Closing) each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, to own, hold, sell and transfer all of the Eagle Entities Transferred Assets it owns as of the date hereof and to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements to which Eagle Pacific is a party.

            (d) Pacific Eagle is an insurance company duly organized, validly existing and in good standing under the laws of California, and has all requisite power and authority and has taken all requisite action necessary to execute and deliver this Agreement and (at or prior to the Closing) each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, to own, hold, sell and transfer all of the Eagle Entities Transferred Assets it owns as of the date hereof and to consummate the transactions contemplated by this Agreement and each of the Ancillary Agreements to which Pacific Eagle is a party.

      SECTION 5.2 AUTHORITY. The execution, delivery, and compliance with the terms of this Agreement by the Sellers and the performance by Sellers of their respective obligations hereunder have been duly and validly authorized by all necessary corporate or insurance company action, as the case may be, on the part of Sellers , including the approval of the Boards of Directors of each of the Sellers. This Agreement constitutes a legal, valid, and binding obligation of each of the Sellers and is enforceable against each Seller in accordance with its terms.

      SECTION 5.3 ORGANIZATION OF THE COMPANIES.

            (a) KEIC is an insurance company duly organized, validly existing and in good standing under the laws of Illinois, and except as set forth on Schedule 5.3(a), has all insurance company powers required to own, lease and operate all of its properties and assets and to carry on its business as now conducted. KEIC is duly qualified to do business as a foreign insurance company and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to have such qualification would not materially impact KEIC or the conduct of its business. Schedule 5.3(a) lists the directors and officers of KEIC. Sellers have made available or delivered to Buyer a true and correct copy of KEIC's Articles of Incorporation and By-laws, each as amended to date, and such Articles of Incorporation and By-laws are in full force and effect as of the date hereof.

            (b) PointSure is a corporation duly organized, validly existing and in good standing under the laws of Washington, and has all corporate powers required to own, lease and operate all of its properties and assets and to carry on its business as now conducted. PointSure is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to have such qualification would not materially impact PointSure or the conduct of its business. Schedule 5.3(b) lists the directors and officers of PointSure. Sellers have made available or delivered to Buyer a true and correct copy of PointSure's Articles of Incorporation and By-laws, each as amended to date, and such Articles of Incorporation and By-laws are in full force and effect as of the date hereof.

      SECTION 5.4 CAPITAL STOCK. The authorized capital stock of KEIC currently consists solely of 30,000 shares of common stock, $200 par value, of which 17,500 are issued and outstanding. The authorized capital stock of PointSure currently consists solely of 50,000 shares of common stock, $1.00 par value, of which 500 are issued and outstanding. All of the Shares are duly authorized, validly issued, outstanding, fully paid and non-assessable. There are no outstanding, or authorized, securities, obligations, rights, subscriptions, warrants, options, phantom stock rights, calls, commitments or demands of any character or (except for this Agreement) other contracts of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any shares of capital stock of the Companies or any security or liability of any kind convertible into or exchangeable for any shares of capital stock of the Companies or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of the Shares, or any rights to participate in the equity, income or election of directors or officers of the Companies. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Companies. All outstanding securities of the Companies were issued in transactions exempt from the registration requirements of federal and state securities laws. The Companies will not hold any securities or ownership interests in any other Person as of the Closing, except for the Investment Portfolios.

      SECTION 5.5 TITLE TO PROPERTY.

            (a) KEG has good and marketable title to the Shares free and clear of all Encumbrances and, upon delivery of the Shares to Buyer pursuant hereto, Buyer will acquire good and marketable title thereto, free and clear of any Encumbrance, other than any Encumbrances that may be created by Buyer or any of its Affiliates in connection with the borrowing of money, if any, to consummate the transactions contemplated by this Agreement.

            (b) LMC has good and marketable title to the LMC Transferred Assets free and clear of all Encumbrances, and, upon delivery of the LMC Transferred Assets to Buyer pursuant hereto, subject to the receipt of all necessary third party consents and approvals as set forth on Schedule 5.6, Buyer will acquire good and marketable title thereto, free and clear of any Encumbrance, other than any Encumbrances that may be created by Buyer or any of its Affiliates in connection with the borrowing of money, if any, to consummate the transactions contemplated by this Agreement.

            (c) Each of the Eagle Entities has good and marketable title to its respective portion of the Eagle Entities Transferred Assets free and clear of all Encumbrances, and, upon delivery of the Eagle Entities Transferred Assets to Buyer pursuant hereto, subject to the receipt of all necessary third party consents and approvals as set forth on Schedule 5.6, Buyer will acquire good and marketable title thereto, free and clear of any Encumbrance, other than any Encumbrances that may be created by Buyer or any of its Affiliates in connection with the borrowing of money, if any, to consummate the transactions contemplated by this Agreement.

            (d) KEIC has good and marketable title to (i) its Investment Portfolio and (ii) to all other assets and properties shown on the balance sheet included in the Financial Statements for the one-year period ended December 31, 2002 or acquired after the date thereof, free and clear of all Encumbrances, except for, in the case of clause (ii), assets disposed of in the ordinary course of business consistent with past practice since December 31, 2002 or as otherwise permitted by this Agreement.

      SECTION 5.6 NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement by the Sellers, subject to obtaining each of the consents and approvals identified on Schedule 5.6, do not, and the performance of their respective obligations under this Agreement or any of the Ancillary Agreements will not:

            (a) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions or provisions of the articles of incorporation or bylaws of any of the Sellers and the Companies;

            (b) violate, conflict with, or constitute or result in a violation or conflict with, any term or provision of any statute, law, regulation or rule or any writ, judgment, decree, injunction, or similar order, or any agreement with any governmental or regulatory authority applicable to either Seller or the Companies;

            (c) result in the creation or imposition of any Encumbrance upon any assets or properties of any of the Companies or upon any of the Transferred Assets, other than any Encumbrances that may be created by Buyer or any of its Affiliates in connection with the borrowing of money, if any, to consummate the transactions contemplated by this Agreement;

            (d) conflict with or result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel any written or oral contract, license or other agreement to which any of the Companies is a party or by which any of their respective assets or properties may be bound; or

            (e) require Sellers or any of the Companies to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person.

      SECTION 5.7 FINANCIAL STATEMENTS AND STATUTORY REPORTS

            (a) Sellers have furnished to Buyer true and complete copies of the financial statements of the Companies and Sellers identified on Schedule 5.7(collectively, the "Financial Statements"), which Financial Statements are attached to Schedule 5.7.

            (b) Each such Financial Statement of (i) the Insurance Companies, including each balance sheet and each of the statements of operations, capital and surplus account and cash flow contained therein was prepared in accordance with SAP, and fairly presents in all material respects the financial condition as of the respective date thereof, and the results of operations and changes in capital and surplus and in cash flow for and during the respective period covered thereby, of the respective Insurance Company and (ii) LMC and PointSure fairly presents in all material respects the financial condition, as of the respective date thereof, and, with respect to PointSure only, the results of operations and changes in capital and surplus and in cash flow for and during the respective period covered thereby. Each of the interim monthly financial statements delivered to Buyer pursuant to Section 7.1 will, with respect to KEIC only, be prepared in accordance with SAP and, with respect to each of the Companies, when delivered, fairly present the financial condition as of the respective date thereof, and the results of operations and changes in capital and surplus and in cash flow for and during the respective period covered thereby, of the respective Company.

            (c) No deficiency has been asserted by any Administrative Authority in writing (or, to the Knowledge of Sellers, by other means) with respect to any of the Financial Statements of the Insurance Companies.

            (d) Except as set forth on Schedule 5.7(d), neither of the Companies has any liabilities or obligations of any nature, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, except (i) liabilities that are taken into account and reduce the Companies Book Value (none of which relates to any breach or violation of law, warranty or contract), (ii) liabilities (without duplication of those specified in foregoing clause (i)) for which KEIC will be responsible pursuant to the terms and conditions of the Commutation Agreement and (iii) liabilities which constitute "Assumed Liabilities" hereunder. For the avoidance of doubt, the parties hereto agree that the representation and warranty contained in this Section 5.7(d) does not expand the definition of "Excluded Liabilities".

            (e) None of the Companies and the Eagle Entities has issued any surplus notes. None of the Companies and the Eagle Entities is a guarantor of (or otherwise responsible for) any liabilities or obligations (including principal, interest or otherwise) under or with respect to any surplus notes issued at any time by LMC or its other Affiliates, no Person has notified LMC or any of its Affiliates to the contrary and, to the Knowledge of Sellers, no Person has asserted to LMC or any of its Affiliates or any of their respective legal advisors any allegation with respect to the Companies and the Eagle Entities concerning such matters except as may be contained in the litigation disclosed on Schedule 5.12.

      SECTION 5.8 EVENTS SUBSEQUENT TO DECEMBER 31, 2002. Since December 31, 2002, except as set forth on Schedule 5.8, (a) none of the Insurance Companies has engaged in any practice, taken any action or actions or entered into any transaction or transactions outside of the ordinary course of business consistent with past practice, (b) none of the Sellers has, with respect to the business of the Insurance Companies, engaged in any practice, taken any action or actions or entered into any transaction outside the ordinary course of business consistent with past practice other than the execution and delivery of the Ancillary Agreements to which any such Insurance Company is a party, and (c) there has not been any:

            (i) (A) change in the authorized or issued capital stock of any of the Companies; (B) grant of any stock option, warrant, or other right to purchase shares of capital stock of any of the Companies; (C) issuance of any security convertible into the capital stock of any of the Companies;
      (D) grant of any registration rights in respect of the capital stock of any of the Companies; (E) any amendment of any term of any outstanding security of any of the Companies; (F) declaration, setting aside or payment of any dividends or distributions (whether in cash, securities or other property); or (G) sale or pledge of any stock or other equity interests owned by any of the Companies;

            (ii) (A) acquisition (including by way of reinsurance, merger, consolidation or acquisition of stock or assets) by any of the Companies of any Person or any division thereof or material portion of the assets thereof; (B) organization of any new subsidiary of any of the Companies, or (C) any direct or indirect sale, merger, consolidation, recapitalization, reorganization, dissolution or similar transaction or business combination involving any or all of the Insurance Companies or any part of their business, assets or capital stock, or any transaction by means of reinsurance, any renewal rights transaction, any dissolution or liquidation of any or all of the Insurance Companies, or any winding down of any of the Insurance Companies into "run-off" status;

            (iii) material change in the policies, practices or principles of any of the Companies with respect to accounting, reserving, hedging, investing or otherwise engaging in derivatives transactions, underwriting or claims administration (and, for avoidance of doubt, including any change (whether or not material) to either of the Company's policies, practices or principles in calculating or determining loss reserves);

            (iv) agreement entered into or amended by Sellers or any of the Companies with any labor union or association representing any employee, or any wage or salary increase or bonus, or any changes in the severance terms or policies of Sellers or any of the Companies with respect to, any officers, directors or employees of any of the Companies, or commitment or agreement to make or pay the same;

            (v) changes in the terms for, or policies with respect to, the payment of commissions to any agent of any of the Insurance Companies;

            (vi) loan made to any shareholder, director, officer, employee or agent of any of the Companies;

            (vii) other written or oral contract or agreement or other transaction entered into that materially increases the liabilities or obligations of any of the Companies; or

            (viii) any commitment by any Seller or any of the Companies to do any of the foregoing.

      SECTION 5.9 SUBSIDIARIES. Except as set forth in Schedule 5.9, the Companies do not have any subsidiaries or, except as part of its general investment portfolio, any equity interest in any corporation, partnership, joint venture or other business association or entity of any kind. Other than as set forth in Schedule 5.9, the Companies do not have, and never have had, any ownership interest, security interest or other interest of any kind in any real property whatsoever.

      SECTION 5.10 INTERCOMPANY LIABILITIES. Except as set forth on Schedule
5.10 or in any of the Ancillary Agreements, there are no outstanding liabilities or obligations, or any written or oral contract or agreement, between or among the Companies and either Seller or any other Affiliate of the Companies.

      SECTION 5.11 TAXES. Except as set forth on Schedule 5.11 attached hereto:

            (a) Each of the Companies has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by any of the Companies (whether or not shown on any Tax Return) have been paid. None of the Companies currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Companies.

            (b) Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (c) To the Knowledge of Sellers, no Tax Authority is expected to assess any additional Taxes against the Companies for any period for which Tax Returns have been filed. No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any of the Companies. The Companies have not received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where the Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against any of the Companies. Schedule 5.11 lists all federal, state, local, and foreign income Tax Returns filed with respect to any of any of the Companies for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers will have delivered to Buyer prior to the end of the Post-Signing Due Diligence Period correct and complete copies of all pro-forma federal income Tax Returns used in the preparation of Sellers' consolidated federal income Tax Returns, all pertinent sections of examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies filed or received since December 31, 1999.

            (d) None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) None of the Companies has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) in connection with the transactions contemplated by this Agreement. None of the Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

            (f) None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

            (g) None of the Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code
      Section 355 or Section 361.

      SECTION 5.12 PENDING SUITS AND PROCEEDINGS. Except as set forth in
Schedule 5.12, there are no actions, suits, claims, or investigations pending or, to the Knowledge of Sellers, threatened, nor any legal, administrative or arbitration proceedings pending or, to the Knowledge of Sellers, threatened, nor is there any outstanding order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, against Sellers or the Companies which would restrain, enjoin, prohibit or in any way impair the ability of Sellers or the Companies to consummate any of the transactions contemplated herein.

      SECTION 5.13 COMPLIANCE WITH LAWS. Except as set forth on Schedule 5.13, since December 31, 2000: (i) the Eagle Entities have not been and are not in material violation of any term or provision of any law, statute, rule or regulation or any writ, judgment, decree, injunction, or similar order applicable to either of the Eagle Entities or any of their respective assets or properties; (ii) the Companies have not been and are not in material violation of any term or provision of any law, statute, rule or regulation or any writ, judgment, decree, injunction, or similar order applicable to either of the Companies or any of their respective assets or properties; (iii) neither of the Companies has received any notice (oral or written) from any Administrative Authority or arbitrator regarding any violation by it of, or a failure on the part of it to comply with, any applicable laws; (iv) neither of the Eagle Entities has received any notice (oral or written) from any Administrative Authority or arbitrator regarding any violation by it of, or a failure on the part of it to comply with, any applicable laws; (v) the Eagle Entities have duly and validly filed or caused to be filed all reports, statements, documents, registrations, filings or submissions that were required by applicable laws to be filed; all such filings complied with all applicable laws when filed, and no deficiencies have been asserted with respect to any such filings which have not been satisfied; and (vi) the Companies have duly and validly filed or caused to be filed all reports, statements, documents, registrations, filings or submissions that were required by applicable laws to be filed; all such filings complied with all applicable laws when filed, and no deficiencies have been asserted with respect to any such filings which have not been satisfied. Except as set forth on Schedule 5.13, prior to December 31, 2000, to the Knowledge of Sellers, neither of the Companies has received any notice (oral or written) from any Administrative Authority or arbitrator regarding any violation by it of, or a failure on the part of it to comply with, any applicable laws. Except as set forth on Schedule 5.13, all outstanding insurance policies and assumption certificates issued by the Insurance Companies and now in force are, to the extent required under applicable laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.

      SECTION 5.14 ASSETS OF AFFILIATES USED BY POINTSURE AND THE INSURANCE COMPANIES. Except as set forth on Schedule 5.14, there are no tangible or intangible assets used by, or made available to, the Eagle Entities that are owned or licensed by LMC or any of its Affiliates (other than the Companies), and there are no contracts or agreements to which LMC or any of its Affiliates (other than the Companies) is a party pursuant to which any of the Companies and the Eagle Entities receive a pass-through of benefits and corresponding obligations. Except as set forth on Schedule 5.14, there are no assets or services that are provided to any of the Companies and the Eagle Entities by LMC or one of its other Affiliates that will not be available to the Companies after the Closing pursuant to the Ancillary Agreements. Each such tangible asset listed on Schedule 5.14 has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

      SECTION 5.15 LICENSES AND PERMITS. KEIC possesses a license, certificate of authority, permit or other authorization to transact an insurance business (a "Certificate of Authority") in each state or other jurisdiction listed on
Schedule 5.15. All such Certificates of Authority are in full force and effect and are sufficient for ownership and conduct of the business of the Insurance Companies as currently conducted, except for any and all necessary rate and form filings and except as set forth on Schedule 5.15. Schedule 5.15 lists, and Sellers have furnished Buyer with true and correct copies of, all Certificates of Authority of KEIC relating to the writing of lines of insurance in any state. KEIC has not received written notice (or, to the Knowledge of Sellers, any other communication) of any violation in respect of any such Certificate of Authority and no proceeding is pending (or, to the Knowledge of Sellers, threatened) to suspend, revoke or limit any such Certificate of Authority. Except as set forth on Schedule 5.15, KEIC is not operating under a voluntary agreement with the insurance regulatory authorities of any state in which it now holds a current Certificate of Authority which restricts its authority to do business authorized on such Certificate of Authority.

      SECTION 5.16 REINSURANCE.

            (a) Schedule 5.16(a) contains a list of all reinsurance agreements, including retrocessional agreements, and all facultative certificates, to which KEIC is a party or under which it has any rights, obligations or liabilities as reported in its December 31, 2002 annual financial statement (collectively, the "Existing Reinsurance Agreements"). Except as set forth in Schedule 5.16(a) hereto, no other insurer or reinsurer or, to the Knowledge of Sellers, group of affiliated insurers or reinsurers (other than LMC and its Affiliates) accepted from KEIC any insurance or reinsurance business. The treaties and agreements constituting the Existing Reinsurance Agreements are in full force and effect and enforceable in accordance with their terms. The transactions to be effected under the Ancillary Agreements will not limit the ability of Sellers or KEIC to collect any amounts owing under the terms of the Existing Reinsurance Agreements.

            (b) Schedule 5.16(b) includes two reinsurance slips that provide catastrophe coverage for the Insurance Companies for the fifteen-month period commencing July 1, 2003 (collectively, the "Cat Treaties").

      SECTION 5.17 RESERVES. All reserves and other liabilities reflected in the Financial Statements ("Reserve Liabilities") (a) were determined in accordance with commonly accepted actuarial standards consistently applied, (b) were fairly stated in accordance with sound actuarial principles, (c) were based on actuarial assumptions which were in accordance with or more conservative than those reasonably appropriate for such insurance policies, (d) met the requirements of the insurance laws of the applicable Company's state of domicile and met in all material respects the requirements of the insurance laws of each other jurisdiction in which such Company is licensed to write insurance and (e) reflected (on a net basis) the related reinsurance and other similar agreements of the Companies. Adequate provision for all such Reserve Liabilities has been made (under commonly accepted actuarial principles, consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, claims and other liabilities of the Companies under all insurance policies under which either of the Companies has any liability (including any liability arising under or as a result of any reinsurance or other similar agreement) based on commonly accepted actuarial assumptions as to future contingencies which are reasonable and appropriate under the circumstances. Sellers will have furnished Buyer by no later than three days prior the expiration of the Post-Signing Due Diligence Period true and complete copies of all reserve studies with respect to either Insurance Company that were commissioned at any time during the three-year period preceding the date of this Agreement.

      SECTION 5.18 CONTRACTS. Schedule 5.18 sets forth a list of all written or oral contracts, agreements and commitments constituting Transferred Assets and all written or oral contracts, agreements and commitments with or to (i) any Administrative Authority or (ii) any other Person (including any such contract or agreement that restricts any of the Companies from freely doing business anywhere in the world), in each case to which any of the Companies is a party or by which any of their assets or properties is bound or subject and under which the Companies may have any liability or obligation after Closing (except insurance policies issued by KEIC to policyholders, the Existing Reinsurance Agreements referred to in Section 5.16 and the Ancillary Agreements) that may not be canceled or terminated at any time without default, payment or penalty in the absence of the prior consent of the other party or parties thereto. Each such contract, agreement or commitment is valid and in full force and effect and is enforceable by the parties thereto, and neither any of the Companies nor, to the Knowledge of Sellers, any other party thereto, is in breach of or default (including after notice or upon the expiration of any applicable grace or cure periods) under any such contract, agreement or commitment. Sellers shall have provided to Buyer, at least three business days prior to the expiration of the Post-Signing Due Diligence Period, a true and complete copy of each contract, agreement or commitment identified on Schedule 5.18.

      SECTION 5.19 BANK, MONEY MARKET AND BROKERAGE ACCOUNTS. Set forth in
Schedule 5.19 hereto is a true, correct and complete list showing the name and address of each banking institution, mutual fund or stock brokerage firm with which the Companies have an account or safe deposit box, the account numbers or box numbers relating thereto, and the name of each person authorized to draw thereon or to have access thereto.

      SECTION 5.20 INTELLECTUAL PROPERTY.

            (a) Schedule 5.20 contains a list of all material Intellectual Property rights of any kind owned or licensed and used by PointSure or any of the Insurance Companies, specifying as to each, as applicable: (i) the nature of such Intellectual Property right, (ii) the owner of such Intellectual Property; (iii) the jurisdictions by or in which such Intellectual Property right (A) is exercised or (B) has been issued or registered or in which an application for such issuance or registration has been filed and (iv) the registration or application numbers. All of the Intellectual Property used by PointSure or any of the Insurance Companies in the conduct of their business is owned (free and clear of all Encumbrances) by, or validly licensed to, PointSure or the applicable Insurance Company.

            (b) Schedule 5.20 sets forth a list of all licenses, sublicenses and other agreements pursuant to which PointSure or any of the Insurance Companies is authorized to use any Intellectual Property (other than off-the-shelf "shrink-wrap" software licenses having an aggregate purchase price of not more than $10,000) or any Person other than PointSure or any of the Insurance Companies is authorized to use any of the Intellectual Property owned by PointSure or any of the Insurance Companies.

            (c) Except as set forth on Schedule 5.20, (i) none of the Sellers or any of the Companies is a defendant in any action, suit, investigation or proceeding relating to, and has not been notified of, any alleged claim of infringement of any Intellectual Property, and the use of any Intellectual Property by PointSure or any of the Insurance Companies and the conduct of their respective businesses do not (and, subject to obtaining the consents and approvals identified on Schedule 5.6, will not immediately following the Closing) breach, violate or infringe any intellectual property rights of any third party or require any payment for the use of any patent, trade name, service mark, trade secret, trademark, copyright or other intellectual property right owned by any third party and (ii) none of the Sellers or any of the Companies has any outstanding claim or suit for, and, to the Knowledge of Sellers, there is no continuing infringement by any third Person of any Intellectual Property. No owned Intellectual Property is subject to any outstanding Encumbrance, judgment, injunction, order, decree or agreement of any kind restricting the use thereof by PointSure or the Insurance Companies or restricting the licensing thereof by PointSure or the Insurance Companies to any Person.

      SECTION 5.21 INSURANCE ISSUED BY THE INSURANCE COMPANIES. Except as set forth on Schedule 5.21:

            (a) all forms of insurance policies and riders thereto and all amendments and applications related thereto (collectively, "Policies"):
      (a) currently issued (or filed pending current review by applicable Administrative Authorities) by the Eagle Entities, or (b) issued at any time by KEIC, are, and were, to the extent required under applicable insurance laws, on forms approved by applicable Administrative Authorities of the jurisdiction where issued or have been filed with and not objected to by such Administrative Authorities within the period provided for objection. All policy applications with respect to Policies currently issued as of the date of this Agreement and required to be filed with or approved by applicable authorities under applicable insurance laws have been so filed or approved. Any premium rates with respect to Policies currently issued, required to be filed with or approved by applicable regulatory Administrative Authorities under applicable insurance laws have been so filed or approved and premiums charged conform thereto. No deficiencies have been asserted by any Administrative Authority with respect to any such filings which have not been cured or otherwise resolved to the satisfaction of such Administrative Authority;

            (b) KEIC has (i) timely paid all guaranty fund assessments that are due, or claimed or asserted by any insurance regulatory authority to be due from KEIC, or (ii) except for the California Prepayments, provided for all such assessments in the Financial Statements to the extent necessary to be in conformity with SAP;

            (c) the underwriting standards utilized and rates and rating factors and criteria applied by the Insurance Companies with respect to Policies outstanding as of the date hereof have been previously disclosed to Buyer and with respect to any such Policies reinsured in whole or in part, conform to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance, modified coinsurance or other similar agreements; and

            (d) each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for any of the Insurance Companies, to the extent required by law, was duly appointed by such Insurance Company to act as an agent for the Insurance

      Company and, to the Knowledge of Sellers, was duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for the Insurance Companies; and none of the Insurance Companies nor, to the Knowledge of Sellers, any such insurance agent or broker violated (or with or without notice or lapse of time or both would have violated) any term or provision of applicable law in any material respect (including laws relating to the marketing, sale or production of the Insurance Companies' products).

      SECTION 5.22 EMPLOYEE MATTERS. None of the Companies is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes or has committed any unfair labor practice. There is no organizational effort presently being made, or to the Knowledge of Sellers threatened, by or on behalf of any labor union with respect to employees of the Companies.

      SECTION 5.23 EMPLOYEE BENEFIT PLANS.

            (a) Schedule 5.23(a) contains a complete and correct list of each Employee Benefit Plan.

            (b) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation with the applicable requirements of ERISA, the Code, and other applicable laws.

            (c) All required reports and descriptions (including, if applicable, annual reports on Form 5500, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan. The requirements of COBRA have been met with respect to each Employee Benefit Plan which is an Employee Benefit Plan subject to COBRA and each Employee Benefit Plan subject to COBRA that is maintained by an ERISA Affiliate.

            (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA to each Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Sellers and the Companies. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan.

            (e) Each Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination from the

      Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. Each such Employee Benefit Plan has been or will be timely amended to comply with the recent tax legislation commonly known as "GUST" and "EGTRRA" and has applied for a favorable determination letter covering such amendments within the applicable remedial amendment period.

            (f) There have been no Prohibited Transactions with respect to any Employee Benefit Plan or any employee benefit plan (as such term is defined in ERISA Section 3(3)) maintained by an ERISA Affiliate. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation or audit with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

            (g) Except as disclosed on Schedule 5.23(g), none of the Sellers or the Companies or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to, or has any liability or potential liability with respect to, any Employee Benefit Plan which is an Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated Persons other than in accordance with COBRA.

            (h) None of the Sellers or the Companies or any ERISA Affiliate maintains, contributes to or has any liability or obligation under or with respect to any Multiemployer Plan. None of the Companies or any ERISA Affiliate has incurred, or has any reason to expect that it will incur, any liability or obligation to the PBGC (other than routine premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability (within the meaning of ERISA Section 4201)) with respect to any Employee Pension Benefit Plan subject to Title IV of ERISA that the Companies or any ERISA Affiliate maintains or has maintained at any time within the six-year period preceding the Closing Date or to which any of them contributes, has contributed, or has been required to contribute at any time within the six-year period preceding the Closing Date (the "Title IV Plans"). There has been no application for or waiver of the minimum funding standards under Code Section 412 with respect to any Title IV Plan and no Title IV Plan has an "accumulated funding deficiency" within the meaning of Code Section 412(a). No Title IV Plan has been completely or partially terminated, declared insolvent or reorganized; nor have there been any "reportable events" (as defined in ERISA Section 4043 and the regulations thereunder, but excluding any reportable events with respect to which the 30-day notice requirement has been waived) with respect to any such plan.

            (i) Sellers will have delivered, by no later than the last day of the Post-Signing Due Diligence Period, to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each Employee Benefit Plan in which any

      Transferred Employee participates as of the date of this Agreement, and Sellers will have made available to the Buyer (upon Buyer's request) correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement any other Employee Benefit Plan.

      SECTION 5.24 SOLVENCY; NO INTENT TO HINDER, DELAY OR DEFRAUD CREDITORS. At and immediately following the Closing, each of the Companies and each of the Sellers will be Solvent prior to, and after giving effect to, the purchase and sale of the Shares and all other transactions contemplated by this Agreement (other than as a result of borrowings or Encumbrances if any, imposed by Buyer or its Affiliates on the Companies in connection with the Closing). The reinsurance trust established pursuant to the Ancillary Agreements will be valid, binding and enforceable in accordance with its terms as of and following the Closing, and such reinsurance trust, and the funds and other assets deposited pursuant thereto, will not (and there will exist no basis under which it may) be void or avoided as an impermissible or fraudulent transfer or conveyance (or otherwise) or be subject to claims of creditors of any of LMC and its Affiliates (other than the Companies). None of the transactions contemplated by this Agreement or the Ancillary Agreements is being effected by LMC or the Eagle Entities with the intent to hinder, delay or defraud any creditors (including policyholders) of any of LMC and its Affiliates. KEIC has not issued any insurance policies at any time since May 31, 2002. LMC has advised Buyer that, whether or not the transactions contemplated by this Agreement are consummated, LMC's present intention is voluntarily to place the Eagle Entities into "run-off" status and cease issuing all new policies, effective as of or before December 31, 2003. The transactions contemplated by the Commutation Agreement, this Agreement and the other Ancillary Agreements, when such transactions occur, shall constitute a contemporaneous exchange of reasonably equivalent value. Neither LMC nor either of the Eagle Entities has any present intention to liquidate or dissolve either of the Eagle Entities.

      SECTION 5.25 ENVIRONMENTAL MATTERS. Except as set forth of Schedule 5.25 attached hereto: (i) neither of the Companies has received any oral or written notice of, nor are any of them subject to, any Environmental Liabilities; and
(ii) neither of the Companies has, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any Environmental Liabilities of any other Person, whether pursuant to any contract or otherwise, other than pursuant to a worker's compensation insurance policy. Without limiting the generality of the foregoing, to the Knowledge of Sellers, none of the Companies has any responsibility for asbestos-related liabilities or obligations other than related to any worker's compensation insurance policies KEIC has underwritten.

      SECTION 5.26 NO BROKERS. Except for the services of Cochran, Caronia & Co., none of the Sellers and the Companies nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. LMC is solely responsible for any payment, fee or commission that may be due to Cochran, Caronia & Co. in connection with the transactions contemplated hereby.

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

      SECTION 5.27 NO MATERIAL MISREPRESENTATIONS. To the Knowledge of Sellers, no representation or warranty of the Sellers contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty, in light of the circumstances under which it was made, not misleading. Without limiting the generality of the foregoing, Sellers have no present expectation that the Illinois Department of Insurance intends to cause the appointment of any conservator, receiver or liquidator for LMC or any of its Affiliates or any material portion of their respective assets (or take any similar action by the Department of Insurance with the purpose or intent for it or its designee to acquire control over LMC or any of its Affiliates or any material portion of their respective assets), and Sellers have not received any information (and have no reason to believe) that there is any intention, or ongoing actions or activities, by any Administrative Authority to cause the appointment of any conservator, receiver or liquidator for either of the Insurance Companies or any material portion of their respective assets (or any similar action by any Administrative Authority with the purpose or intent for such Administrative Authority or its designee to acquire control over any of the Insurance Companies or any material portion of their respective assets).

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Sellers that the statements contained in this Article VI (i) are true and correct as of the date of this Agreement, except for Section 6.4 which shall be true as of the expiration of the Post-Signing Due Diligence Period if this Agreement has not been terminated pursuant to Section 12.1(b) and (ii) will be true and correct as of the Closing Date, and agrees as follows:

      SECTION 6.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and (at or prior to the Closing) each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, to own and operate its assets and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which it is a party.

      SECTION 6.2 AUTHORITY OF BUYER; CONFLICTS.

            (a) The execution, delivery, and compliance with the terms of this Agreement and each of the Ancillary Agreements to which Buyer is a party by Buyer and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Buyer, including the approval of the Board of Directors of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party constitutes a legal, valid, and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms.

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

            (b) The execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is a party by Buyer do not, and the performance of its obligations hereunder and thereunder will not:

                  (i) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer;

                  (ii) subject to obtaining the consents and approvals
            contemplated by Section 7.3, violate any term or provision of any statute, law, regulation or rule or any writ, judgment, decree, injunction, or similar order, or any agreement with any governmental or regulatory authority applicable to Buyer; or

                  (iii) require Buyer to obtain any consent, approval, or action of, or make any material filing with or give any notice to, any Person except as identified on Schedule 6.2.

      SECTION 6.3 PENDING SUITS AND PROCEEDINGS. There are no actions, suits, claims, or investigations pending or, to Knowledge of Buyer, threatened, nor any legal, administrative or arbitration proceedings pending or to Knowledge of Buyer threatened, nor is there any outstanding order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, against or affecting Buyer which would restrain, enjoin, prohibit or in any way impair the ability of Buyer to consummate any of the transactions contemplated herein.

      SECTION 6.4 FINANCING. Buyer has sufficient funds available, or equity commitments therefor conditioned only on the satisfaction of all of the conditions precedent set forth in Article IX below, for it to pay the Purchase Price upon satisfaction of all of the conditions precedent set forth in Article IX below.

      SECTION 6.5 INVESTMENT INTENT; INFORMATION. Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

      SECTION 6.6 NO BROKERS. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                                  ARTICLE VII

                        ACTION PRIOR TO THE CLOSING DATE

            The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

      SECTION 7.1 ACCESS TO INFORMATION. The Sellers will provide and will cause the Companies to provide Buyer and its counsel, accountants, actuaries, and other representatives with reasonable access, upon prior notice and during normal business hours, to all facilities, officers, employees, agents, accountants, actuaries, assets, and books and records of the Companies and will allow Buyer and such representatives during such period to copy all such information and data (including copies of contracts and other books and records) concerning the business, operations, and affairs of the Companies and the Eagle Entities as Buyer or any of such representatives reasonably may request. The foregoing shall not require Sellers to permit any inspection, or to disclose any information, that in the reasonable judgment of Sellers could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of Sellers or any of the Companies with respect to any confidentiality agreements if Sellers shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable attorney-client privilege, or (iii) the violation of any applicable law or regulation. Notwithstanding the foregoing, the obligations of the Sellers pursuant to this
Section 7.1 shall be subject to the right of the Sellers to determine, in their discretion, the appropriate timing of the disclosure of information they deem to constitute proprietary commercial information or privileged information. The parties shall act at all times in accordance with the terms and provisions of the Confidentiality Agreement. Prior to the Closing, Sellers shall, within fifteen (15) business days following the end of each calendar month, deliver to Buyer monthly financial statements reflecting the financial condition and results of operations of each of the Companies.

      SECTION 7.2 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES; NOTIFICATION. Each party hereto shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Each party shall give prompt notice to the other party of any fact or condition that could cause or constitute a breach of any of its representations and warranties in this Agreement. Each party hereto shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

      SECTION 7.3 CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS.

            (a) The Sellers and Buyer will act diligently and reasonably in attempting to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained from any party (other than an Administrative Authority) to consummate the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of Buyer or Sellers or any of their respective Affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party except that: (i) Sellers shall pay any and all costs or expenses payable in connection with any consent with respect to, or the assignment of, any real estate lease that is included in the Transferred Assets; and (ii) Buyer shall pay any and all costs or expenses payable in connection with (A) any consent with respect to, or the assignment of, any software license agreement or any other contract that is included in the Transferred Assets or required to be assigned to one or more of the Companies prior to the Closing and (B) KEIC's rate and form filings and all agent contracting and appointments.

            (b) During the period prior to the Closing Date, Buyer shall act diligently and reasonably (including by filing a Form A with each of the Illinois Department of Insurance and the California Department of Insurance on or prior to the second business day following the expiration of the Post-Signing Due Diligence Period), and the Sellers, upon the request of Buyer, shall use their reasonable efforts to cooperate with Buyer, in attempting to secure any change of control consents and approvals of any Administrative Authority required to be obtained by Buyer in order to permit the purchase of the Shares, and Sellers shall act diligently and reasonably, and Buyer, upon the request of Sellers, shall use its reasonable efforts to cooperate with Sellers, in attempting to secure any other consents and approvals of any Administrative Authority request to be obtained by Sellers or the Companies in order to permit the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that such action shall not include any requirement of Buyer or Sellers or any of their respective Affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party, other than with respect to any filing fees required to be paid to any Administrative Authority.

      SECTION 7.4 OPERATIONS PRIOR TO THE CLOSING DATE. Except as set forth on
Schedule 7.4 and except for compliance with the terms of any Ancillary Agreement, Sellers will cause each of the Companies to conduct its business only in the ordinary course and consistent with past practice. Without limiting the foregoing, except as specifically contemplated by this Agreement or any Ancillary Agreement, Sellers will not and will cause each of the Companies to not:

            (a) amend the Companies' articles of incorporation or bylaws;

            (b) authorize or issue any shares of the Companies' capital stock or other equity securities or enter into any contract or granting any option, warrant, or right calling for the authorization or issuance of any such shares or other equity securities, or create or issue any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issue any options, warrants, or rights to purchase any such convertible securities;

            (c) declare, set aside or pay any dividend or other distribution in respect of the capital stock of the Companies or directly or indirectly redeem, purchase, or otherwise acquire any capital stock of the Companies or any interest in or right to acquire any such stock;

            (d) dispose of any assets or properties of the Companies or permit any assets or properties of the Companies to be subjected to any Encumbrances, in each case, other than in the ordinary course of business; provided, however, that KEIC may liquidate all or any portion of its Investment Portfolio and reinvest the proceeds thereof into cash or other investment assets so long as the costs and expenses of effecting such transactions are paid in full prior to the Closing or reflected in the KEIC Book Value; provided further that Eagle Pacific shall sell to KEIC the PointSure Promissory Note at least one day prior to the Closing Date, for an amount in cash equal to no more than the outstanding principal amount and accrued interest thereon;

            (e) violate, breach, or default, or take or fail to take any action, in each case, in any material respect, that (with or without notice or lapse of time or both) would constitute a violation, breach, or default, in any way under any term of any contract to which any of the Companies is a party or by which any of the assets or properties of the Companies is or may be bound.

            (f) between the date hereof and the Closing, without the prior written consent of Buyer, permit any of the Companies to incur or to become subject to any liability or obligation (absolute, contingent or otherwise) (including any surplus notes) except liabilities or obligations incurred in the ordinary course of business consistent with past practice or as required by law or Administrative Authority or as contemplated hereunder or as contemplated under the Commutation Agreement;

            (g) except as required by applicable law, and except as otherwise contemplated in this Agreement or any Ancillary Agreement, permit the Companies to enter into any contract or agreement, other than any insurance contracts or policies and other agreements entered into in the ordinary course of business consistent with past practice;

            (h) amend, adopt or modify any Employee Benefit Plan or employment agreement with any director, officer or employee of any of the Insurance Companies, increase salary, wages, bonuses or other compensation for any director, officer, employee or group of employees, or terminate any employees other than for "cause" or as otherwise requested by John Pasqualetto; provided, however, that the Sellers and the Companies shall be permitted to (i) enact periodic compensation adjustments with respect to such employees in the normal course consistent with past practice and
      (ii) deliver WARN Act or similar notices to such employees at any time as the Sellers and Companies may deem appropriate in their sole discretion; or

            (i) permit the Insurance Companies to: merge, consolidate, or otherwise combine or agree to merge, consolidate, or otherwise combine with any other Person; acquire, agree to acquire blocks of business or all or substantially all the assets or properties or capital stock or other equity securities of any other Person; or otherwise acquire or agree to acquire control or ownership of any other Person.

      SECTION 7.5 INTERCOMPANY LIABILITIES. At least five (5) business days before the Closing Date, LMC will furnish Buyer with a true and complete list and description of all liabilities and obligations between either of the Companies, on the one hand, and Sellers or any other Affiliate of the Companies, on the other hand, (including any liability of the Companies under any Tax allocation or Tax sharing agreement) which would otherwise (in the absence of this Section 7.5) be outstanding on the Closing Date. Except as otherwise contemplated in this Agreement or the Ancillary Agreements and for those agreements listed on Annex D attached hereto, LMC shall cause all such liabilities and obligations to be paid or satisfied in full before or immediately prior to the Closing but, in the case of PointSure, only to the extent that PointSure has liquid funds available at such time for payment thereof; provided, that to the extent PointSure does not have sufficient liquid funds, such liabilities and obligations will remain outstanding, and

PointSure will satisfy such liabilities and obligations in the ordinary course following the Closing.

      SECTION 7.6 [INTENTIONALLY OMITTED]

      SECTION 7.7 PRE-CLOSING MAINTENANCE OF INSURANCE. From the date of this Agreement through the Closing Date, Sellers shall cause each of the Companies to maintain in force (including necessary renewals thereof) the insurance covering it on the date hereof, except to the extent that such insurance may be replaced with substantially equivalent policies appropriate to insure the assets, properties and business of the Companies to the same extent as currently insured, and shall cooperate with Buyer in obtaining any replacement insurance that will need to become effective from and after the Closing.

      SECTION 7.8 PRESERVATION OF CERTIFICATES OF AUTHORITY. From the date of this Agreement through the Closing Date, Sellers shall cause the Companies to use all reasonable best efforts to preserve their respective Certificates of Authority in full force and effect.

      SECTION 7.9 CONTINUATION OF EAGLE ENTITIES. For a period of no fewer than four years following the Closing Date, each of LMC and the Eagle Entities shall use all reasonable efforts to maintain its separate insurance company existence (so long as no merger or consolidation has occurred) and shall not effect any liquidation or dissolution. For a period of no fewer than four years following the Closing Date, neither of the Eagle Entities shall merge or consolidate with any other Person, except with the express prior written approval of the Departments of Insurance of all States in which the applicable Eagle Entity is domiciled (commercially or otherwise).

      SECTION 7.10 EXCLUSIVITY. Until this Agreement is terminated in accordance with its terms, Sellers shall not (and Sellers shall cause the Eagle Entities and the Companies and their other respective Affiliates, and each of their respective directors, officers, employees or agents not to) directly or indirectly, (i) submit, solicit, initiate, encourage, discuss or take any material actions in furtherance of (x) any proposal or offer from any Person (other than Buyer) relating to any direct or indirect sale, merger, consolidation, recapitalization, reorganization, dissolution or similar transaction or business combination involving any of the Companies or the Eagle Entities or any part of their respective businesses, assets or capital stock, or
(y) any transaction by means of reinsurance, any renewal rights transaction, any dissolution or liquidation of any of the Companies or the Eagle Entities (each of the matters set forth in clause (x) or (y) being referred to herein as a "Competing Transaction"), (ii) enter into any agreement or commitment related to any Competing Transaction, (iii) furnish any information with respect to or assist or participate in (or facilitate in any manner any effort or attempt by any Person other than Summit to do or seek to do) any of the foregoing, or (iv) initiate or maintain any discussions with any Person (other than Buyer) regarding any of the foregoing.

      SECTION 7.11 CALIFORNIA PREPAYMENTS. LMC shall take all such steps as may be necessary to transfer to KEIC all right, title and interest in and to the California Prepayments, thereby increasing (without duplication) the KEIC Book Value by the aggregate amount of such California Prepayments.

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

      SECTION 7.12 RATING. Buyer agrees to take reasonable steps necessary to obtain in writing an indicative prospective rating for KEIC following the Closing of "A-" or better from A.M. Best & Co., assuming the consummation of the transactions contemplated by this Agreement in accordance with terms hereof.

      SECTION 7.13 POST-CLOSING CONSENTS. Sellers and Buyer agree to diligently pursue the receipt of any and all consents, approvals and assignments after the Closing Date which would have been required to be obtained on or prior to the Closing Date but for the proviso contained in Section 9.9.

      SECTION 7.14 POST-SIGNING NOTIFICATION OF CERTAIN EVENTS. Sellers shall promptly notify Buyer, in writing, of any change, event or occurrence first occurring after the date hereof that, to the Knowledge of Sellers, has resulted or would be reasonably expected to result in the representations and warranties of Sellers set forth in this Agreement containing an untrue statement of material fact or omitting to state a material fact necessary to make such representations and warranties, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

      SECTION 8.1 TAX MATTERS. (a) Subject to the provisions of Section 8.1(b), Sellers hereby, jointly and severally, indemnify each Buyer Group Member against and agree to hold them harmless from all Losses and Expenses with respect to:
(i) any Tax of any of the Companies with respect to taxable periods ending on or prior to the Closing Date; (ii) taxable periods beginning before the Closing Date and ending after the Closing Date (a "Straddle Period"), any Taxes imposed on or in respect of the Companies which are allocable, pursuant to Section 8.1(d), to the portion of such Straddle Period ending on the Closing Date; (iii) any Taxes imposed on or in respect of any corporation (other than Taxes imposed in a Post-Closing Tax Period on any of the Companies, or Buyer or any affiliate of Buyer) with which any of the Companies filed a Tax Return on a combined or consolidated basis for any taxable period that includes the Closing Date, or that ends on the Closing Date (including any Taxes for which any of the Companies would be liable pursuant to the provisions of Treasury Regulation
Section 1.1502-6); and (iv) any and all other Taxes attributable to any one or more of LMC and its Affiliates (other than Taxes attributable directly to the Companies) with respect to any period (or portion thereof) following the Closing (the sum of (i), (ii), (iii), and (iv) being referred to herein as a "Tax Loss"). For purposes of this Section 8.1, "Post-Closing Tax Period" means any Tax period beginning after the Closing Date, except that for Tax periods beginning before and ending after the Closing Date, only the portion of such period beginning after the Closing Date will be considered to be a "Post-Closing Tax Period."

            (b) Sellers shall not be liable for or pay and shall not indemnify Buyer or the Companies for (i) any Taxes up to the amount of Taxes that are reflected in the reserve for Tax Liability (without regard to deferred income Taxes) included in the Companies Book Value and (ii) any Taxes imposed on the Companies as a result of transactions outside the ordinary course of business occurring on the Closing Date that are properly allocable to periods after the Closing Date (as provided in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)). Taxes described in this
      Section 8.1(b) are hereinafter described as "Excluded Taxes".

            (c) Sellers shall be entitled to any refund of or credit for Taxes of the Companies allocable to any taxable year or period that ends on or before the Closing Date and, in the case of a Straddle Period, the portion of such period ending on and including the Closing Date, but only to the extent such refund is not accrued for as part of Companies Book Value; provided that (i) the Seller shall not file a claim for refund or credit of Taxes for any such taxable periods without the prior written consent of Buyer, which consent shall not be unreasonably withheld and (ii) the amount to be remitted to Seller shall be reduced by the net Tax cost to Buyer and the Companies resulting from the claim for and receipt of such refund or credit, including any additional Taxes imposed on Buyer and the Companies as a result of the adjustments giving rise to such refund.

            (d) In the case of Taxes that are payable with respect to a taxable period that begins prior to the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                  (x) in the case of any Taxes based upon or related to income or receipts, the amount which would be payable if the taxable year ended or is treated as ending on the Closing Date, calculated on the basis that transactions occurring outside the ordinary course of business on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing (as provided in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) shall be allocated to the taxable year or period that is deemed to begin at the beginning of the date immediately following the Closing Date;

                  (y) in the case of any premium tax, the amount which would be payable with respect to the direct premiums written during the period that ends on the Closing Date (taking into account the rates and credits that would be available if such period were treated as a separate year for premium tax purposes); and

                  (z) in the case of Taxes other than taxes based upon or
            related to income or receipts and premium taxes, the amount which would be payable if the taxable year ended or is treated as ending on the Closing Date.

            (e) Buyer hereby indemnifies each Seller Group Member against and agrees to hold them harmless from all Losses and Expenses with respect to:
      (i) any Tax of any of the Companies with respect to taxable periods that begin after the Closing Date; (ii) with respect to Straddle Periods beginning prior to the Closing Date and ending after the Closing Date, any Taxes imposed on or in respect of Sellers and the Companies which are not allocable, pursuant to Section 8.1(d), to the portion of such period ending on or as of the Closing Date; and (iii) any Excluded Taxes.

            (f) If (i) as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in Tax liability for which the Sellers would otherwise be liable pursuant to Section 8.1(a), (ii) such change results in a decrease in the Tax liability of the Companies, Buyer, or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or for the portion of any period beginning before and ending after the Closing Date and (iii) such change would have been properly reflected as a deferred tax asset in the Companies Book Value, then the Sellers shall not be liable pursuant to Section 8.1(a) with respect to such increase.

            (g) Sellers shall file or cause to be filed when due all income Tax Returns that are required to be filed by or with respect to any of the Companies for taxable years or periods ending as of the Closing Date and shall pay any and all Taxes due in respect of such Tax Returns, except to the extent such Taxes are specifically reflected in the reserve for Tax Liability (without regard to deferred income taxes) included in the Companies Book Value, and Buyer shall file or cause to be filed when due all other Tax Returns and shall remit any Taxes due in respect of such Tax Returns. Sellers shall pay Buyer the Taxes for which Sellers are liable pursuant to Section 8.1(a) but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence by no later than (x) 10 days prior to the due date for the filing of such Tax Returns and (y) 30 days from the receipt by Sellers of notification from Buyer of the amount due. With respect to state income Tax Returns, Buyers and the Companies shall pay the Sellers the Taxes for which Buyer and the Companies are liable pursuant to Section 8.1(e) but which are payable with the Tax Returns to be filed by Sellers pursuant to this Section 8.1(g) by no later than (i) 10 days prior to the due date for the filing of such Tax Returns and (ii) 30 days from the receipt by Buyers of notification from Seller of the amount due.

            (h) In the event that any Tax liability for which Sellers or Buyer, as the case may be, has made a payment pursuant to the foregoing provisions of this Section 8.1, is determined pursuant to a Final Determination (as defined below) to be different than the Tax liability with respect to which such payment was previously made, then Sellers and Buyer shall redetermine the amount of the payments to be made pursuant to such provisions based on the redetermined Tax liability, and Sellers or Buyer, as the case may be, shall make a payment to the other party with respect to the redetermined amount. If Buyer or Sellers, as the case may be, makes a payment pursuant to this Section 8.1(h) in respect of an amount previously paid to Buyer or Sellers by the other party, the payment under this Section 8.1(h) shall include interest calculated from the date of the original payment to the date a payment is made under this Section 8.1(h) at the Applicable Rate. For purposes of this Section 8.1, a "Final Determination" means (x) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (y) the payment of such Tax by the party responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Tax Authority, provided that such responsible party determines that no action should be taken to recoup such payment.

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

            (i) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Companies to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Companies with respect to any taxable year or period ending on or before the Closing Date (or with respect to any period referred to in Section 8.1(d)) without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

            (j) None of the Buyer or any Affiliate of Buyer shall (or shall cause or permit the Companies to) carryback into any consolidated, combined, unitary or similar Tax Return of the Sellers for any Tax period ending on or prior to the Closing Date, any post-Closing Date Tax attribute of any of the Companies without the prior written consent of the Sellers.

            (k) Sellers shall have the right to represent the Companies interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date insofar as such proceeding relates to Taxes for which Sellers may be liable pursuant to this Section 8.1, and to employ counsel of their choice at their expense; provided that (i) Buyer may participate (at Buyer's expense) in any such proceeding and (ii) Sellers shall not settle any claim with respect to such Taxes without Buyer's prior written consent, if such settlement could reasonably be expected to have an adverse impact on Buyer's or any of the Companies' liability for Taxes for which Sellers do not have indemnification obligation under this Section 8.1. In the case of any period beginning before and ending after the Closing Date, Sellers shall be entitled to participate at their expense in any Tax audit or administrative or court proceeding relating(in whole or in part) to Taxes attributable to the portion of such period ending on and including the Closing Date and, with the written consent of Buyer, which consent may not be unreasonably withheld, and at Sellers sole expense, may assume the entire control of such audit or proceeding. Notwithstanding the foregoing, none of Buyer, Sellers, any of their Affiliates, or the Companies may agree to settle any Tax claim for which another party may be liable or which may be the subject of indemnification by another party under this
      Section 8.1 without the prior written consent of such other party, which consent may not be unreasonably withheld.

            (l) After the Closing Date, each of the Sellers and Buyer shall (and shall cause their respective Affiliates to):

            (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with
      Section 8.1(g);

            (ii) cooperate fully in preparing for any audits of, or disputes with Tax Authorities regarding, any Tax Returns of the Companies;

            (iii) make available to the other as reasonably requested all information, records, and documents relating to Taxes of the Companies;

            (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Companies in respect of which the other may have a liability under this Section 8.1;

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

            (v) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.1; and

            (vi) in the case of Buyer, retain or cause to be retained all books and records pertinent to the Companies for each taxable period or portion thereof ending on or prior to the Closing Date until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers thereof), and to abide by or cause compliance with all record retention agreements entered into by or on behalf of the Companies with any Tax Authority.

            (m) Any payment by Sellers with respect to any Tax Loss, to the extent not previously made pursuant to the foregoing provisions of this
      Section 8.1 shall be made not later than 30 days after receipt by Sellers of written notice stating that any Tax Loss has been paid by Buyer or any of its Affiliates or, if disputed, not later than 30 days after such dispute is resolved.

            (n) Any tax allocation or tax sharing agreement that may have been entered into by any of the Companies shall be terminated as to such Company as of immediately prior to the Closing Date, and no payments which are owed by or to the Companies shall be made thereunder.

            (o) The Sellers and Buyer agree to treat all indemnification payments made by either of them to or for the benefit of the other (including any payments to the Companies) as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular Tax jurisdiction require otherwise.

            (p) Sellers and Buyer agree that the common parent of the LMC consolidated federal income tax group shall be entitled to reattribute to itself all net operating loss and capital loss carryovers of the Companies pursuant to Treasury Regulations Section 1.1502-20(g) and any similar provision of state, local or foreign law. At Sellers request, Buyer will cause any of the Companies to join with Sellers in filing any necessary elections under Treasury Regulations Section 1.1502-20(g).

      SECTION 8.2 EMPLOYEE AND EMPLOYEE BENEFITS MATTERS. (a) Buyer shall offer or cause an Affiliate of Buyer to offer to hire as of the Closing Date each employee of the Eagle Entities who is actively employed by the Eagle Entities on the Closing Date and each employee of LMC who is listed on Schedule 8.2(a) (the "LMC Employees") at the same salary or rate of pay, and with reasonably equivalent or comparable employee benefits to which the Transferred Employees are entitled as of the date of this Agreement, subject to any adjustments as permitted by the proviso to Section 7.4. Such employees who accept a position with Buyer or its Affiliates shall be referred to herein as "Transferred Employees." Buyer shall honor all accrued vacation of each Transferred Employee in accordance with the Eagle Entities' or, in the case of the LMC Employees, LMC's vacation policy in effect as of the date of this Agreement. Sellers shall indemnify and hold harmless Buyer and its Affiliates from any and all liabilities and obligations arising from or in connection with any claim for severance (if any) or other benefits (other than time-off from work for accrued vacation) resulting from the termination of any employee by the

Eagle Entities or LMC, whether or not any such employee becomes a Transferred Employee. Sellers shall, except to the extent such liabilities are rolled over to Buyer's 401(k) Plan pursuant to Section 8.2(b), retain sole responsibility for and shall discharge all liabilities and obligations arising in connection with or pursuant to all compensation (other than vacation benefits) and Employee Benefit Plans for any Transferred Employee (and all other employees of the Companies or Sellers, including liabilities for any claims under any self-insured group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental, spending account or short-term or long-term disability plans). Notwithstanding the foregoing, Buyer agrees to pay each Transferred Employee a pro rata portion of any annual bonus due to such Person under the existing 2003 bonus plan of the Eagle Entities, based on the number of days within calendar year 2003 that follow the Closing Date.

            (b) As soon as administratively practicable after the Closing Date, the Buyer shall establish a defined contribution plan under Section 401(k) of the Code ("Buyer's 401(k) Plan"). On or as soon as reasonably practicable after the Closing Date, Sellers shall cause the trustee of the Eagle Employees Savings and Profit Sharing Plan ("Eagle 401(k) Plan") to permit rollovers of Eagle 401(K) assets and participant loans, in accordance with the requirements of the Code, upon request of any Transferred Employee to a new 401(k) plan and trust established by Buyer. Sellers shall use all reasonable efforts to effect such transfer of assets in a timely manner. Until such transfers are accomplished, Sellers shall allow any Transferred Employees with loan balances outstanding under the Eagle 401(k) Plan to continue making loan payments under the Eagle 401(k) Plan without incurring any default of their loan.

            (c) Sellers shall retain all liabilities and obligations for health, welfare, retiree welfare and severance benefits (if any) with respect to the Transferred Employees previously employed by LMC under any Employee Benefit Plan.

      SECTION 8.3 NON-COMPETE AGREEMENT; REFERRAL OF ALL RENEWAL RIGHTS. For a period of five years from the Closing Date (the "Non-Compete Period"), Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, compete anywhere in the United States (including U.S. territories) with the Companies or Buyer in United States Longshoremen and Harbor Workers, Jones Act or related workers compensation or similar insurance (including any related reinsurance business and any related alternative dispute resolution insurance business) (collectively, "USL&H Business"). Without limiting the generality of the foregoing, Sellers agree that during the Non-Compete Period they and their respective Affiliates will not (a) form or acquire any insurance company licensed to write or service USL&H Business, (b) license or manage any existing Affiliate to write or service USL&H Business, (c) solicit or encourage any agent or broker who is licensed with any of the Companies to cease or adversely alter its relationship with such Company, (e) disclose or make use of
(i) expirations owned by any Company (or agent or broker of such Company) or
(ii) lists of customers, agents or brokers of the Companies or Buyer if such solicitation or contract could reasonably be expected to replace, terminate or adversely alter the relationships between the Companies or Buyer and any customer, agent or broker of the Companies. If, at the time of enforcement of this Section 8.3, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. In the event of an alleged breach or violation by any of the Sellers of this Section 8.3, the Non-Competition Period shall be tolled until such breach or violation has been duly cured. The Sellers agree that the restrictions contained in this Section
8.3 are reasonable and that such Person has received adequate and valuable consideration in exchange therefor. Notwithstanding anything to the contrary contained in this Section 8.3, nothing shall prevent (1) LMC from continuing to own NATLSCO, Inc., (2) NATLSCO, Inc. from continuing to conduct its business, as such businesses are conducted as of June 1, 2003, (3) the Sellers from continuing any of the business activities disclosed on Schedule 8.3 attached hereto, or (4) the Sellers from renewing any insurance policies that they are required by law to renew (provided that the Sellers shall reasonably cooperate with Buyer prior to the Closing to minimize the number of any such policies subject to mandatory renewal). In addition, following the Closing, each of the Sellers shall promptly refer any and all renewals (or requests regarding renewals) of any Agent Policies or any other insurance policies relating to the USL&H Business to the Companies and promptly notify the Companies of any such renewal or request.

      SECTION 8.4 NON-SOLICITATION OF EMPLOYEES. For a period of two years from the Closing Date, Sellers shall not, and shall cause their respective Affiliates not to, solicit the employment of any employees of the Companies, except with the Buyer's prior written consent. Nothing contained herein shall prohibit Sellers or their respective Affiliates from soliciting employment applications through newspapers and similar media outlets, listings and advertisements not targeted at the Companies or the geographic areas in which the principal employees of the Companies are employed.

      SECTION 8.5 NON-SOLICITATION OF MID-TERM POLICY CANCELLATIONS. Buyer agrees that, with respect to each Agent Policy issued by either of the Eagle Entities which is in force as of the date of this Agreement or as of the Closing Date, Buyer shall not, and shall not cause or permit any of its Affiliates to solicit the cancellation or early termination of such Agent Policy. For the avoidance of doubt, conversations by Buyer with agents in the ordinary course of business which Buyer did not, in good faith, intend to result in the cancellation or early termination of any Agent Policy shall not be deemed to be a solicitation of the cancellation or early termination of such Agent Policy and in no event shall any conversations between Buyer and any Agent or policyholder occurring during the final 45 days of the term of any Agent Policy be deemed to constitute the solicitation of the cancellation or early termination of such Agent Policy. The parties shall enter into a side letter, in the form to be attached hereto as Exhibit I prior to the expiration of the Post-Signing Due Diligence Period (the "Profit Share Letter"), providing for a renewal commission to be paid to LMC by Buyer with respect to those policies issued by KEIC following the cancellation or early termination of the insured's Agent Policy with either of the Eagle Entities.

      SECTION 8.6 USE OF NAMES; CHANGE OF NAME

            (a) Buyer agrees that it shall not change its legal name (or the legal name of KEIC) to "Eagle Pacific" or "Pacific Eagle", or any derivative thereof (or any name confusingly similar thereto), and shall not adopt "Eagle Pacific" or "Pacific Eagle", or any derivative thereof (or any name confusingly similar thereto) as an assumed or fictitious name.

            (b) Promptly following the Closing Date, Buyer shall cause KEIC to change its legal name to a new name not confusingly similar to its existing name, and thereafter shall cease to use the "Kemper" name in any manner. Commencing immediately on the Closing Date, Buyer shall refrain from using the "Kemper" name for the purpose of marketing or selling its insurance products.

      SECTION 8.7 SECURITIES LAW LEGENDS. Buyer agrees and understands that the Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state and that the Shares may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. Buyer acknowledges and agrees that no person has any right to require the Sellers to cause the registration of any of the Shares. The certificates representing the Shares shall contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

      SECTION 8.8 WAIVER BY SELLERS. Each Seller hereby agrees that, from and after the Closing, none of the Sellers (and none of their directors, officers, employees, agents, assignees or successors in interest) shall make any claim for indemnification against any of the Companies (whether pursuant to their respective Articles of Incorporation or any indemnification agreement existing between any Company and such Person or under applicable law or otherwise) by reason of the fact that such Person is or was a stockholder, director, officer, employee or agent of such Company or is or was serving at the request of such Company as a partner, trustee, director, manager, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement losses, expenses or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any Buyer Group Member against such Person pursuant to this Agreement or otherwise relating in any respect to the transactions contemplated by this Agreement, and each Seller hereby acknowledges and agrees that no such Person shall be entitled to any claims or rights to contribution or indemnity from the Company with respect to any amount paid by the Sellers pursuant to Article XI.

            (a) Effective upon the Closing, each of the Sellers hereby irrevocably waives, releases and discharges each of the Companies from any and all liabilities and obligations to such Person of any kind or nature whatsoever, whether in its capacity as a current or

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

      former stockholder, officer, director or manager of such Company or otherwise (including in respect of any rights of contribution or indemnification but excluding liabilities and obligations arising under this Agreement, the Ancillary Agreements or any of the other agreements listed on Annex D attached hereto), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the Ancillary Agreements) or otherwise at law or equity, and neither of the Sellers nor any such Person shall seek to recover any amounts in connection therewith or thereunder from any of the Companies or Buyer. Each of the Sellers expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, which states as follows:

      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

      Each of the Sellers shall cause each current officer and director of either of the Companies, other than those individuals identified on Annex G hereto, and shall cause each Affiliate of the Sellers as is reasonably requested by Buyer (including all of those identified in the Companies' statutory financial statements as being related by contract or otherwise to either of the Companies) to execute and deliver to KEIC prior to the Closing a written release in substantially the form of the foregoing.

      SECTION 8.9 SELLERS' CONTINUING RESPONSIBILITY. Each of the Sellers shall remain fully liable for all Excluded Liabilities.

      SECTION 8.10 REINSURANCE PREMIUMS. Buyer agrees to cause KEIC to pay, within 45 days following the close of each calendar quarter from the Closing Date through September 30, 2004, its pro rata share of all reinsurance premiums paid for such quarter under the Cat Treaties, which pro rata share shall be calculated by multiplying (i) the amount of the reinsurance premium paid under the Cat Treaties for the previous quarter by (ii) a fraction (A) the numerator of which is the earned premium of KEIC which is subject to the Cat Treaties during such quarter and (B) the denominator of which is the total earned premium of LMC, its Affiliates and KEIC which is subject to the Cat Treaties during such quarter. The parties acknowledge that such amounts as calculated on a quarterly basis may become subject to adjustment and, therefore, to the extent that the reinsurance premiums actually paid by KEIC pursuant to the preceding sentence were (x) greater than the Reinsurance Premium Obligation, then the Sellers shall promptly pay such difference to KEIC or (y) less than the Reinsurance Premium Obligation, then Buyer shall cause KEIC to promptly pay such difference to LMC, in each case, such payment to be made by November 30, 2004. For purposes of this Agreement, "Reinsurance Premium Obligation" shall mean an amount equal to the product of (i) the aggregate amount of the reinsurance premium paid under the Cat Treaties during the entire terms thereof and (ii) a fraction (A) the numerator of which is the aggregate earned premium of KEIC which is subject to the Cat Treaties during the entire terms thereof and (B) the denominator of which is the total earned premium of LMC, its Affiliates and KEIC which is subject to the Cat Treaties during the entire terms thereof.

                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

            The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

      SECTION 9.1 NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. Each of the representations and warranties set forth in Article V hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date were substituted for the date of this Agreement, except to the extent that such representations and warranties are qualified by terms such as "material" or "Material Adverse Effect," in which case each of such representations and warranties shall be true and correct in all respects as of the Closing Date (except to the extent that they expressly relate to an earlier date, in which case they will be true as of such date), in each case except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or expressly permitted by this Agreement and other than breaches of particular representations and warranties which, individually or in the aggregate are not material to the Companies or the transactions contemplated by this Agreement. Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" or "Material Adverse Effect," in which case Sellers shall have performed and complied with all such covenants in all respects as of the Closing Date. There shall have been delivered to Buyer a certificate to the effect that each of the conditions in the preceding two sentences is fully satisfied and such certificate shall be dated the Closing Date and signed on behalf of the Sellers by a duly authorized officer of each of the Sellers.

      SECTION 9.2 NO RESTRAINT; NO LITIGATION. No injunction or restraining order shall have been issued or shall be pending or threatened by any court of competent jurisdiction or Administrative Authority and be in effect which restrains or prohibits any transaction contemplated by this Agreement, and no action, suit, or proceeding shall be pending or threatened before any court or Administrative Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Companies or the Companies to operate their respective businesses after the Closing, with respect to which action, suit or proceeding there is, in Buyer's reasonable opinion, a reasonable likelihood of success on the merits or a reasonable likelihood that future developments with respect to any existing action, suit or proceeding would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement or expose Buyer or the Companies to undue risk of future litigation or claims.

      SECTION 9.3 GOVERNMENTAL APPROVALS. Buyer and the Companies and Sellers shall have received all approvals and actions of or by all Administrative Authorities necessary to consummate the transactions contemplated by this Agreement, which are required to be obtained prior to the Closing by applicable law.

      SECTION 9.4 NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing Date, there shall not have occurred and be continuing any Material Adverse Change.

      SECTION 9.5 CERTIFICATES; DEPARTMENT OF INSURANCE FINDINGS. Buyer shall have received (a) from the Washington Secretary of State a certificate evidencing the good standing of PointSure and (b) from the Illinois Department of Insurance (i) a certificate evidencing the good standing of KEIC and licensure of KEIC as an insurance company and a tax clearance certificate or other evidence of current payment of premium taxes by KEIC, and (ii) findings of fact in form and substance reasonably satisfactory to Buyer with respect to the transactions contemplated under this Agreement and the Ancillary Agreements. In addition, the Insurance Companies and LMC shall not be subject to or imminently threatened with any form or type of control by any Administrative Authority or court of competent jurisdiction, including any cease and desist, rehabilitation, conservation, liquidation or other similar order issued by any court of competent jurisdiction or any Administrative Authority, and LMC shall have provided a certificate to Buyer effective as of the Closing Date confirming the absence of any such control or order.

      SECTION 9.6 RESIGNATION OF THE COMPANIES' DIRECTORS AND OFFICERS. Buyer shall have received a written resignation, dated as of a date prior to the Closing, from each officer of the Companies specified by Buyer prior to the Closing, together with written releases from each such Person regarding any claims or causes of action that such person may have against the Companies and a written acknowledgment from each such person that no amounts are due and owing from any of the Companies to such person, in each case in form and substance reasonably satisfactory to Buyer. Buyer shall have received a written resignation from each director of the Companies to be effective immediately following the Closing, together with written releases from each such director regarding any claims or causes of action that such Person may have against any of the Companies and a written acknowledgment from each such Person that no amounts are due and owing from any of the Companies to such Person, in each case in form and substance satisfactory to Buyer. In the event any employees of the Companies (or LMC who will be hired by the Companies) is party to any existing employment agreement, Buyer shall have received a written release, dated no later than the Closing Date, acknowledging that, effective as of the Closing, that (i) such Person's employment contract with the applicable Company or LMC (including provisions purporting to survive termination thereof), shall be terminated as of the Closing, and that the Companies shall have no liability or obligation pursuant to such employment contract and (ii) from and after the Closing, such Person (other than an individual identified on Annex G attached hereto shall be an at-will employee of KEIC or PointSure, as the case may be.

      SECTION 9.7 ANCILLARY AGREEMENTS. LMC and the Insurance Companies, as the case may be, shall have entered into each of the Ancillary Agreements, and each such Ancillary Agreement shall be in full force and effect and shall not have been amended or modified.

      SECTION 9.8 OPINION OF LMC'S COUNSEL. The Purchaser shall have received opinions with respect to the matters set forth in Annex F attached hereto from Sidley Austin Brown & Wood LLP, counsel for LMC, additional counsel with respect to such matters of California and/or Washington law as identified on Annex F hereto and LMC's internal counsel with respect to corporate organizational matters, which shall be addressed to Buyer, dated as of the Closing Date and in form and substance reasonably satisfactory to the Buyer. For purposes of such opinions with respect to corporate organizational matters, LMC's internal counsel shall be opining solely with respect to the laws of the State of Illinois and the United States.

      SECTION 9.9 THIRD PARTY CONSENTS APPROVALS; ASSIGNMENT OF LEASES. All consents and approvals by third parties (including those consents and approvals identified on Schedule 5.6) that are necessary for the consummation of the transactions contemplated by this Agreement (including the sale, transfer, assignment, conveyance and delivery of the Transferred Assets), and releases of all Encumbrances, if any, on the Transferred Assets, will have been obtained on terms and conditions reasonably satisfactory to Buyer, and all real estate leases with respect to premises at which employees of any of the Companies are located shall have been assigned to one or more of the Companies with no increase in rental rates and on other terms and conditions reasonably satisfactory to Buyer; provided, however, that this condition precedent to the Buyer's obligation to close shall nonetheless be deemed satisfied if each of the consents designated on Schedule 5.6 as a Required Closing Consent (other than pursuant to a real estate lease) has been obtained or if the failure to obtain such Required Closing Consent was due to the failure of Buyer to diligently pursue and pay all costs necessary to obtain such Required Closing Consent.

      SECTION 9.10 RECEIPT OF RELEASES. Buyer shall have received those written releases contemplated by the last sentence of Section 8.8(b) above.

      SECTION 9.11 RATING. Provided that Buyer has satisfied its covenants set forth in Section 7.12, Buyer shall have received, to its reasonable satisfaction, in writing an indicative prospective rating for KEIC following the Closing of "A-" or better from A.M. Best & Co., assuming the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof.

      SECTION 9.12 DECISION TO CLOSE NOTWITHSTANDING SUPPLEMENTAL DISCLOSURE. Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that, prior to the Closing but after expiration of the Post-Signing Due Diligence Period, the Sellers deliver to Buyer a written notice specifying in reasonable detail a breach or prospective breach by the Sellers of any of the representations or warranties of the Sellers contained in this Agreement and the facts, circumstances, events or occurrences underlying such breach or prospective breach either (x) first arose after expiration of the Post-Signing Due Diligence Period or (y) first arose prior to expiration of the Post-Signing Due Diligence Period but, in the case of this clause (y), if, and only if, there is delivered to Buyer a certificate signed on behalf of the Sellers by a duly authorized officer of each of the Sellers to the effect that the persons identified in the definition of "Knowledge of Sellers" set forth above both (1) had no actual knowledge of such facts, circumstances, events or occurrences at any time prior to the expiration of the Post-Signing Due Diligence Period and
(2) had actually made a reasonable investigation prior to the expiration of the Post-Signing Due Diligence Period in connection with the preparation of each and all of the Schedules (in an effort to be responsive to all of the disclosures sought by the representations and warranties of the Sellers set forth in this Agreement) (each, a "Supplemental Disclosure") and Buyer proceeds with the Closing notwithstanding such Supplemental Disclosure, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against the Sellers by reason of such breach or prospective breach of the applicable representation or warranty, but solely to the extent of the

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description set forth in such notice (or to such other extent as Buyer and LMC agree in writing prior to the Closing).

                                    ARTICLE X

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

            The obligations of the Sellers under this Agreement shall, at the option of the Sellers, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

      SECTION 10.1 NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. Each of the representations and warranties set forth in Article VI hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date were substituted for the date of this Agreement, except to the extent that such representations and warranties are qualified by terms such as "material" or "Material Adverse Effect," in which case each of such representations and warranties shall be true and correct in all respects as of the Closing Date (except to the extent that they expressly relate to an earlier date, in which case they will be true as of such date), in each case except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or expressly permitted by this Agreement and other than breaches of particular representations and warranties which, individually or in the aggregate, are not material to the Buyer, the transactions contemplated by this Agreement or Sellers' reasonable expectations in connection herewith or therewith). Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the that such covenants are qualified by terms such as "material" or "Material Adverse Effect," in which case Sellers shall have performed and complied with all such covenants in all respects as of the Closing Date. There shall have been delivered to the Sellers a certificate to the effect that each of the conditions in the preceding two sentences is fully satisfied and such certificate shall be dated the Closing Date and signed on behalf of Buyer by a duly authorized officer of Buyer.

      SECTION 10.2 NO RESTRAINT. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated by this Agreement, and no action, suit, or proceeding shall be pending before any court or Administrative Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, with respect to which action, suit or proceeding there is, in LMC's reasonable opinion, a reasonable likelihood of success on the merits or a reasonable likelihood that future developments with respect to any existing action, suit or proceeding would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement or expose Sellers or the Companies to undue risk of future litigation or claims.

      SECTION 10.3 GOVERNMENTAL APPROVALS. The Sellers, the Companies and Buyer shall have received all approvals and actions of or by all Administrative Authorities necessary to consummate the transactions contemplated by this Agreement, which are required to be obtained prior to the Closing by applicable law.

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

      SECTION 10.4 DECISION TO CLOSE NOTWITHSTANDING SUPPLEMENTAL DISCLOSURE. Notwithstanding the failure of any one or more of the foregoing conditions, the Sellers may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that, prior to the Closing but after expiration of the Post-Signing Due Diligence Period, the Buyer delivers to Sellers a written notice specifying in reasonable detail a breach or prospective breach by the Buyer of any of the representations or warranties of the Buyer contained in this Agreement and the facts, circumstances, events or occurrences underlying such breach or prospective breach either (x) first arose after expiration of the Post-Signing Due Diligence Period or (y) first arose prior to expiration of the Post-Signing Due Diligence Period but, in the case of this clause (y), if, and only if, there is delivered to Sellers a certificate signed on behalf of Buyer by a duly authorized officer thereof to the effect that the persons identified in the definition of "Knowledge of Buyer" set forth above both (1) had no actual knowledge of such facts, circumstances, events or occurrences at any time prior to the expiration of the Post-Signing Due Diligence Period and (2) had actually made a reasonable investigation prior to the expiration of the Post-Signing Due Diligence Period in connection with the preparation of each and all of the Schedules (in an effort to be responsive to all of the disclosures sought by the representations and warranties of the Buyer set forth in this Agreement) (each, a "Supplemental Disclosure"), and Sellers proceed with the Closing notwithstanding such Supplemental Disclosure, Sellers shall be deemed to have waived for all purposes any rights or remedies they may have against Buyer by reason of such breach or prospective breach of the applicable representation or warranty, but solely to the extent of the description set forth in such notice (or to such other extent as Buyer and LMC agree in writing prior to the Closing).

                                   ARTICLE XI

                                 INDEMNIFICATION

      SECTION 11.1 INDEMNIFICATION BY THE SELLERS.

            (a) From and after the Closing, the Sellers jointly and severally agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

            (i) any breach of any warranty or the inaccuracy of any representation of the Sellers contained or referred to in this Agreement or the certificates delivered by or on behalf of the Sellers pursuant to
      Section 9.1 and 9.12;

            (ii) any breach by the Sellers of, or failure by the Sellers to perform, any of their covenants or obligations contained in this Agreement or the Ancillary Agreements;

            (iii) any of the Excluded Liabilities; and

            (iv) any investigation, proceeding or claim by any third Person against or affecting Buyer or any of the Companies with respect to the Surplus Notes.

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

      provided, however, that the Sellers shall be required to indemnify and hold harmless under Section 11.1(a)(i) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent that:

                  (x) the aggregate amount of such Losses and Expenses exceeds
            $200,000 (it being understood that such amount shall be a deductible mechanism, such that after such amount is exceeded, Sellers shall bear full indemnification responsibility only for all such Losses and Expenses in excess of such deductible amount); and

                  (y) the aggregate amount required to be paid by the Sellers pursuant to Section 11.1(a)(i) shall not exceed $4.0 million;

      provided, further, however, that notwithstanding anything to the contrary herein, the limitations contained in clause (x) shall not apply to any Loss or Expense incurred by any Buyer Group Member in connection with or arising from any breach of any representation or warranty in Section 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7(d), 5.7(e), 5.11, or 5.26; and the
      limitations contained in clause (y) shall not apply to any Loss or Expense by any Buyer Group Member in connection with or arising from any breach of any representation or warranty in Section 5.4, 5.5, 5.6, 5.7(d), or 5.7(e) (it being understood that any Losses and Expenses that are actually recovered by any Buyer Group Member pursuant to this Section 11.1(a) without having been limited by either clause (x) or clause (y) as a result of this second proviso to this paragraph shall not be applied towards the thresholds set forth in clause (x) and clause (y)).

            (b) The indemnification provided for in Section 11.1(a)(i) or
      Section 11.1(a)(iv) shall terminate 24 months after the Closing Date (except with respect to Sections 5.11 and 5.23 (which shall terminate upon the statute of limitations applicable to such matters, giving effect to any waiver or extension thereof), Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7(d), 5.7(e) and 5.26 (which shall not terminate and shall continue without time limitation), Section 5.24 (which shall terminate on the eighth anniversary of the Closing Date) and Section 5.25 (which shall terminate on the fifth anniversary of the Closing Date)), and no claims shall be made by any Buyer Group Member under Section 11.1(a)(i) or
      Section 11.1(a)(iv) thereafter, except that the indemnification by the Sellers provided for in Section 11.1(a)(i) and Section 11.1(a)(iv) shall continue as to any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to the Sellers in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate, if at all, in accordance with this Section 11.1, as to which the obligation of the Sellers shall continue solely with respect to the specific matters in such Claim Notice until the liability of the Sellers shall have been determined pursuant to this Article XI, and the Sellers shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

      SECTION 11.2 INDEMNIFICATION BY BUYER.

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

            (a) From and after the Closing, Buyer agrees to indemnify and hold harmless each of the Seller Group Members from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

            (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or the certificate delivered by or on behalf of Buyer pursuant to Section 10.1;

            (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement or any Ancillary Agreement to which it is a party; and

            (iii) any Assumed Liability.

            (b) The indemnification provided for in Sections 11.2(a)(i) shall terminate 24 months after the Closing Date (except with respect to Sections 6.1, 6.2 and 6.6 (which shall not terminate and shall continue without time limitation), and no claims shall be made by any Seller Group Member under Sections 11.2(a) thereafter, except that the indemnification by Buyer shall continue as to any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate, if at all, in accordance with this Section 11.2, as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

      SECTION 11.3 NOTICE OF CLAIMS. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the "Indemnified Party") shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the known facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced, except that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it is actually prejudiced by such failure.

      SECTION 11.4 DETERMINATION OF AMOUNT.

            (a) In calculating any Loss or Expense there shall be deducted any actual insurance recovery in respect thereof. If any Seller is required to indemnify a Buyer Group Member pursuant to the provisions of Section 11.1, and the Liability or Expense for which the indemnification is sought under
      Section 11.1 (taking into account the

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

      payment by Sellers therefor to be received pursuant to Section 11.1) has provided, or could reasonably be expected to provide, an actual reduction in the income Taxes payable by such Buyer Group Member for the applicable taxable year, the actual amount of such Tax benefit shall be a reduction to the amount that such Seller would otherwise be required to pay pursuant to Section 11.1.

            (b) After the giving of any Claim Notice pursuant to Section 11.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

      SECTION 11.5 THIRD PERSON CLAIMS.

            (a) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person (a "Third Party Claim") against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within 10 days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five business days after receipt thereof and shall deliver to the Indemnitor within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, the failure to give notice as provided in this Section 11.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

            (b) Any Indemnitor will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnitor notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnitor will indemnify the Indemnified Party from and against the entirety of any Losses and Expenses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (whether or not the Indemnitor would otherwise be responsible for them under this Agreement), (B) except with respect to any Third Party Claim involving or otherwise related to the Surplus Notes, the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations

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

      hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith and reasonable judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party or otherwise result in a material adverse effect on the Indemnified Party and its business, taken as a whole, and (E) the Indemnitor conducts the defense of the Third Party Claim actively and diligently. So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with this
      Section 11.5(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld), and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

            (c) To the extent of any inconsistency between this Section 11.5 and
      Section 8.1 (relating to Tax contests), the provisions of Section 8.1 shall control with respect to Tax contests.

      SECTION 11.6 LIMITATIONS.

            (a) In any case where an Indemnified Party actually recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

            (b) If a Seller is conducting any defense against a Third Party claim for which a Buyer Group Member has sought indemnification pursuant to Section 11.1(a), expenses incurred by such Seller in connection therewith, including legal costs and expenses, shall constitute Expenses for purposes of determining the maximum aggregate amount (if applicable) to be paid by such Seller pursuant to Section 11.1(a).

            (c) Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance) and remedies under or with respect to the Ancillary Agreements, if the Closing occurs, this Article XI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares and Transferred Assets contemplated hereby; provided, however, that the limitations on recovery of Losses or Expenses under this Article XI and the limitation on remedies set forth in this Section 11.6(c) shall not apply with respect to any Losses or Expenses

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

      resulting from or relating to any breach of any representation or warranty by the Companies or Sellers that results from criminal activity of the Companies or Sellers, that constitutes fraud or intentional misrepresentation, or that results from any rescission, avoidance transaction or similar unwinding of any the transactions contemplated by this Agreement that are imposed upon Buyer, Sellers or the Companies by an Administrative Authority or any other Person.

      SECTION 11.7 MITIGATION. Each of the parties agrees to take commercially reasonable steps consistent with sound business judgment to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

      SECTION 11.8 RECOUPMENT UNDER ESCROW AGREEMENT. From and after the Closing (but subject to the provisions of this Article XI), any indemnification to which Buyer or any Buyer Group Member is entitled under this Agreement as a result of any Loss or Expense, as well as all other amounts to which Buyer or any Buyer Group Member is entitled under any Ancillary Agreement, shall first (other than with respect to any payments to be made pursuant to Section 4.4 or ordinary course payments for services under the Ancillary Agreements) be satisfied by recouping all or any portion of such Loss or Expense (subject to the other provisions of this Article XI) from the Escrow Amount by Buyer notifying the escrow agent under the Escrow Agreement in accordance with the terms thereof; provided, however, that any amounts to which Buyer or any Buyer Group Member is entitled under the Reinsurance Agreements (i) shall first be satisfied from funds available in the trust established pursuant to such agreements and (ii) to the extent such funds described in clause (i) are insufficient or not available for any reason, shall be satisfied from the Escrow Amount but only prior to the second anniversary of the Closing Date.

      SECTION 11.9 POST-CLOSING TRANSFER OF ASSETS. In the event of any claim for indemnification made by any Buyer Group Member pursuant to Section 11.1(a) with respect to the representations and warranties set forth in Section 5.14 insofar a they relate to assets or contracts and agreements, Sellers may, in lieu of indemnifying such Buyer Group Member for its Losses and Expenses, elect to convey, transfer, assign and deliver to such Buyer Group Member or its designee the asset, contract or agreement giving rise to the breach (or, if possible, an identical asset, contract or agreement), free and clear of all Encumbrances, in which case (i) the obligations and liabilities arising after the Closing Date under such contracts or agreements shall be deemed to be Assumed Liabilities and (ii) such Buyer Group Member shall only be entitled to recover for the Losses and Expenses, if any, resulting from not having had access to such asset, contract or agreement from and after the Closing Date through and including the date of delivery to such Buyer Group Member of such asset, contract or agreement.

                                   ARTICLE XII

                                   TERMINATION

      SECTION 12.1 TERMINATION. (a) Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

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

            (i) by the mutual consent of Buyer and LMC;

            (ii) by Buyer in the event (A) an event or condition occurs that has resulted in a Material Adverse Effect, (B) it shall have become evident that the conditions precedent to such party's obligations set forth herein cannot be satisfied on or before the Termination Date, or (C) the Sellers or any of their respective Affiliates make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against, such Seller or such Affiliate seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization;

            (iii) by LMC in the event (A) it shall have become evident that the conditions precedent to such party's obligations set forth herein cannot be satisfied on or before the Termination Date, or (B) the Buyer makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against, Buyer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization;

            (iv) by Buyer or LMC if any court of competent jurisdiction or other Administrative Authority shall have issued any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

            (v) by Buyer or LMC if the Closing shall not have occurred on or before September 30, 2003 (the "Termination Date").

            (b) Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the expiration of the Post-Signing Due Diligence Period by Buyer if:

            (i) Buyer, in its sole discretion, shall not be satisfied with the results of Buyer's and its advisors' tax, accounting, business and legal due diligence review of Sellers, the Companies, the Shares, the Transferred Assets, the transactions contemplated by this Agreement and the Ancillary Agreements, and a reserve study with respect to KEIC's loss reserves and projections;

            (ii) the investment committee of Buyer's financing sources, in its sole discretion, shall not have approved the transactions contemplated by this Agreement; or

            (iii) any of the individuals listed on Annex G attached hereto shall not have entered into a management agreement in form and substance reasonably satisfactory to Buyer.

            (c) Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall be terminated automatically, effective as of the expiration of the Post-Signing Due Diligence Period, if Buyer and LMC have not confirmed in writing to each other prior to the expiration of the Post-Signing Due Diligence Period that they have agreed to the definitive form of the Post-Signing Documents.

      SECTION 12.2 NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other parties to this Agreement.

      SECTION 12.3 EFFECT OF TERMINATION. If this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.2 and 13.10) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

      SECTION 12.4 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. Each party hereby waives any requirement that any other party post any bond in connection with any suit.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

      SECTION 13.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article XI (at which time such representations and warranties shall terminate), and all covenants and agreements contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement without time limitation.

      SECTION 13.2 CONFIDENTIAL NATURE OF INFORMATION. Buyer agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the Sellers, the Companies and the Transferred Assets, as the case may be, during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, Buyer shall return to the Sellers all copies of nonpublic documents and materials which have been furnished in connection therewith and shall return or destroy all analyses, compilations, studies or other documents of or prepared by Buyer from such information (and confirm to the Sellers in writing that it has done so). Such documents, materials and information shall not be communicated to any third Person (other than Buyer's counsel, accountants, financial advisors or lenders). Buyer shall not use any such

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confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Shares and Transferred Assets; provided, however, that after the Closing Buyer and its Affiliates may use or disclose any confidential information of any of the Companies or regarding any of the Transferred Assets; and provided, further, that any Buyer Group Member may use or disclose any confidential information in connection with the defense or handling of any Third Party Claim and in connection with the pursuit, defense or handling of any claim made hereunder by or against any Seller Group Member. The obligation of Buyer to treat such documents, materials and other information in confidence shall not apply to any information which Buyer demonstrates (i) is on the date hereof or hereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Buyer or its representatives, (ii) was available to Buyer on a nonconfidential basis prior to its disclosure to Buyer by the Sellers or any of their respective representatives or becomes available to Buyer on a nonconfidential basis, in each case from a source other than the Sellers, the Companies or any of their respective representatives, which source was not itself bound by a confidentiality agreement with the Companies or the Sellers and had not received such information, directly or indirectly, from a Person so bound, and (iii) based upon advice of Buyer's outside counsel, is required to be disclosed in order that Buyer not commit a violation of law or court order. Notwithstanding anything herein to the contrary, the parties hereto agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and the Ancillary Agreements (the "Transaction") and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities law and except that the foregoing authorization is not intended to permit disclosure of any other information including (x) any portion of any materials to the extent not related to the tax treatment or tax structure of the Transaction, (y) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (z) any other term or detail not relevant to the tax treatment or the tax structure of the Transaction.

      SECTION 13.3 NO PUBLIC ANNOUNCEMENT. None of Buyer and the Sellers, shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures to Administrative Authorities necessary to implement the provisions of this Agreement.

      SECTION 13.4 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

                  If to Buyer, to:
                             Insurance Holdings, Inc.
                             c/o Summit Partners
                             499 Hamilton Avenue
                             Palo Alto, CA 94301

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                             Attention:  Peter Y. Chung
                                         J. Scott Carter
                             Telecopier: (650) 321-1188

                  with a copy to:

                             Kirkland & Ellis
                             200 East Randolph Drive, 57th Floor
                             Chicago, Illinois  60601
                             Attention:  Ted H. Zook, P.C.
                                         Stephen D. Oetgen
                             Telecopier: (312) 861-2200

                  If to Sellers, to:

                             Lumbermens Mutual Casualty Company
                             One Kemper Drive
                             Long Grove, Illinois  60049
                             Attention:  General Counsel
                             Telecopier: (847) 320-4202

                             Sidley Austin Brown & Wood LLP
                             Bank One Plaza
                             10 South Dearborn Street
                             Chicago, Illinois  60603
                             Attention:  Robert L. Verigan
                             Telecopier: (312) 853-7036

or to such other address as such party may indicate by a notice delivered to the other party hereto.

      SECTION 13.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may assign its rights prior to the Closing or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement, except that the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of the other parties, to one or more corporations all of the outstanding capital stock of which is owned or controlled by Buyer or to one or more general or limited partnerships or limited liability companies owned or controlled by Buyer; provided that (i) the assignee shall assume in writing all of Buyer's obligations to the other parties hereunder, (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment, and (iii) the other parties' obligations under this Agreement shall be subject to the delivery by such assignee, on the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyer in Article VI. Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

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      SECTION 13.6 ACCESS TO RECORDS AFTER CLOSING.

            (a) For a period of eight years after the Closing Date, the Sellers and their representatives shall have reasonable access to all of the books and records of the Companies to the extent that such access may reasonably be required by the Sellers in connection with matters relating to or affected by the operations of the Insurance Companies prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. The Sellers shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6(a). If Buyer or the Companies shall desire to dispose of any of such books and records prior to the expiration of such eight-year period, Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity, at the Sellers' expense, to segregate and remove such books and records as the Sellers may select.

            (b) For a period of eight years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Companies which the Sellers may retain after the Closing Date. Such access shall be afforded by the Sellers upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b). If the Sellers shall desire to dispose of any of such books and records prior to the expiration of such eight-year period, the Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

      SECTION 13.7 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the Ancillary Agreements, the Annexes, Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

      SECTION 13.8 SCHEDULES. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such other applicable Schedule or a specific cross-reference to a disclosure on another Schedule is made or (subject to the preceding sentence) the applicability of such disclosure to such other
Schedule is reasonably apparent from the context in which such disclosure is presented. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts,

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or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

      SECTION 13.9 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

      SECTION 13.10 EXPENSES. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

      SECTION 13.11 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

      SECTION 13.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

      SECTION 13.13 FURTHER ASSURANCES. Following the Closing, upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the execution and delivery of such

                                       59
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instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement, including reasonably cooperating in obtaining any endorsements necessary to add KEIC as an additional reinsured party to the Existing Reinsurance Agreements.

      SECTION 13.14 DISCLAIMER OF WARRANTIES. The Sellers do not make any representations or warranties in this Agreement with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE ANCILLARY AGREEMENTS, THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY THE SELLERS PURSUANT TO SECTION 9.1, THE SELLERS ARE SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE COMPANIES REPRESENTED THEREBY) AND THE TANGIBLE ASSETS ON AN "AS IS, WHERE IS" BASIS AND THE SELLERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. THE SELLERS DO NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.

      SECTION 13.15 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois. By the execution and delivery of this Agreement, Buyer, and the Sellers submit to the jurisdiction of any state or federal court in the State of Illinois in any suit or proceeding arising out of or relating to this Agreement.

      SECTION 13.16 LMC DERIVING SUBSTANTIAL ECONOMIC BENEFIT. Notwithstanding that the Shares and certain of the Transferred Assets are held by Persons other than LMC, LMC acknowledges that it is deriving substantial direct and indirect economic benefit by the transactions contemplated by this Agreement and the Ancillary Agreements, and such benefit provides good and valuable consideration for LMC's obligations under this Agreement and the Ancillary Agreements to which it is a party.

                                    * * * * *

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the day and year first above written.

                                       INSURANCE HOLDINGS, INC.

                                       By:      /s/  John G. Pasqualetto
                                           -------------------------------------
                                           Name:  John G. Pasqualetto
                                           Title: President

                                       KEMPER EMPLOYERS GROUP, INC.

                                       By:      /s/ William A. Hickey
                                           -------------------------------------
                                           Name:  William A. Hickey
                                           Title: Vice President

                                       LUMBERMENS MUTUAL CASUALTY COMPANY

                                       By:      /s/ William A. Hickey
                                           -------------------------------------
                                           Name:  William A. Hickey
                                           Title: Executive Vice President and
                                                  Chief Financial Officer

                                       EAGLE PACIFIC INSURANCE COMPANY

                                       By:      /s/ William A. Hickey
                                           -------------------------------------
                                           Name:  William A. Hickey
                                           Title: Vice President

                                       PACIFIC EAGLE INSURANCE COMPANY

                                       By:      /s/ William A. Hickey
                                           -------------------------------------
                                           Name:  William A. Hickey
                                           Title: Vice President